Filed Pursuant to Rule 424 (b) (3)
Registration No. 333-146012

2,414,995 Shares
REED’S, INC.
Common Stock

We are registering 2,414,995 shares of our common stock for sale by our stockholders from time to time, including 1,500,000 of our outstanding shares of common stock and 914,995 shares of our common stock issuable upon the exercise of outstanding common stock purchase warrants.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares. The prices at which such selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling stockholders may resell the common stock to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions, or commissions. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all costs, expenses, and fees in connection with the registration of the shares.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for certain risks and uncertainties that you should consider.

Our common stock is quoted on the OTC Bulletin Board under the symbol “REED.” The last reported sale price of our common stock on November 8, 2007 was $ 6.40 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061. Our telephone number is 310-217-9400.

The date of this prospectus is November 9, 2007

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the context requires otherwise, in this prospectus, the “Company,” “Reed’s,” “we,” “us” and “our” refer to Reed’s Inc., a Delaware corporation.

SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement.

Our Company

We develop, manufacture, market and sell natural non-alcoholic and “New Age” beverages, candies and ice creams. “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. We currently offer 18 beverages, three candies and three ice creams. We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada.

We primarily sell our products through a network of natural, gourmet and independent distributors. We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors. We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory. In Southern California, we have our own direct distribution system.

Our current business strategy is to maintain our marketing focus in the natural food marketplace while expanding sales of our products in mainstream markets and distribution channels.

We produce certain of our soda products for the western half of the United States at an 18,000 square foot warehouse facility owned by us in an unincorporated area of Los Angeles County near downtown Los Angeles, known as The Brewery.

We also contract with The Lion Brewery, Inc., a packing, or co-pack, facility in Pennsylvania, to supply us with soda products for the eastern half of the United States and nationally for soda products that we do not produce at The Brewery. Our Ginger Juice Brews are co-packed for us at a facility in Northern California. Our ice creams are co-packed for us at a dairy in upstate New York. We pack our candy products at the Brewery.

We have not been profitable during our last two fiscal years and there is no assurance that we will develop profitable operations in the future. Our net loss for the years ended December 31, 2006 and 2005 was $2,213,609 and $825,955, respectively. Our net loss for the six months ended June 30, 2007 and 2006 was $1,180,993 and $956,835, respectively. We cannot assure you that we will have profitable operations in the future.

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061. Our telephone number is 310-217-9400. Our Internet address is www.reedsgingerbrew.com. Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

The Offering

Securities offered by the selling stockholders	2,414,995 shares of common stock [1]

Common stock outstanding as of the date of this prospectus	8,749,721 shares

Use of Proceeds
We will not receive any of the proceeds from the sale of the securities owned by the selling stockholders. We may receive proceeds in connection with the exercise of warrants for the underlying shares of our common stock, which may in turn be sold by the selling stockholders under this prospectus. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes. There is no assurance that any of the warrants will ever be exercised for cash, if at all.

Risk Factors
An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 5.

OTC Bulletin Board Symbol	REED
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1.	Consists of 1,500,000 issued and outstanding shares of our common stock and 914,995 shares of our common stock issuable upon the exercise of our outstanding common stock purchase warrants.

Summary Financial Data

The following historical financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future periods:

Statements of Operations Data:	Six Months Ended June 30,		Years Ended December 31,
	2007 (Unaudited)	2006 (Unaudited)	2006	2005
Sales	$6,485,050	$5,137,089	$10,484,353	$9,470,285
Gross profit	1,220,050	858,348	2,057,579	1,724,786
Operating expenses	2,341,760	1,616,829	3,864,169	2,241,237
Loss from operations	(1,121,710)	(758,481)	(1,806,590)	(516,451)
Net loss attributable to common stockholders	$(1,208,763)	$(986,305)	$(2,243,079)	$(855,425)
Net loss per share attributable to common stockholders, basic and diluted	$(0.17)	$(0.19)	$(0.41)	$(0.18)
Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	7,274,201	5,239,913	5,522,753	4,885,151

Balance Sheet Data:	June 30, 2007 (Unaudited)	December 31, 2006
Current assets	$12,382,545	$6,103,639
Total assets	15,320,780	8,713,149
Current liabilities	3,074,053	3,268,699
Long-term liabilities, less current portion	830,205	821,362
Stockholders’ equity	$11,416,522	$4,623,088

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business.” Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus.

Unless required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus.

Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside of our control, and involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including, but not limited to, the following:

•	Our ability to generate sufficient cash flow to support capital expansion plans and general operating activities,

•	Decreased demand for our products resulting from changes in consumer preferences,

•	Competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace,

•	The introduction of new products,

•
Our being subject to a broad range of evolving federal, state and local laws and regulations including those regarding the labeling and safety of food products, establishing ingredient designations and standards of identity for certain foods, environmental protections, as well as worker health and safety. Changes in these laws and regulations could have a material effect on the way in which we produce and market our products and could result in increased costs,

•	Changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of our products,

•	Our ability to penetrate new markets and maintain or expand existing markets,

•	Maintaining existing relationships and expanding the distributor network of our products,

•	The marketing efforts of distributors of our products, most of whom also distribute products that are competitive with our products,

•	Decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time,

•	The availability and cost of capital to finance our working capital needs and growth plans,

•	The effectiveness of our advertising, marketing and promotional programs,

•	Changes in product category consumption,

•	Economic and political changes,

•	Consumer acceptance of new products, including taste test comparisons,

•	Possible recalls of our products, and

•	Our ability to make suitable arrangements for the co-packing of any of our products.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

RISK FACTORS

An investment in our common stock is very risky. Our financial condition is unsound. You should not invest in our common stock unless you can afford to lose your entire investment. You should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision. If an active market is ever established for our common stock, the trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Relating to Our Business

We have a history of operating losses. If we continue to incur operating losses, we eventually may have insufficient working capital to maintain or expand operations according to our business plan.

As of June 30, 2007, we had an accumulated deficit of $6,710,905. For the years ended December 31, 2006 and 2005, we incurred losses from operations of $1,806,590 and $516,451, respectively. We also incurred losses from operations of $1,121,710 during the six months ended June 30, 2007. We may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans. In addition, our losses may increase in the future as we expand our manufacturing capabilities and fund our marketing plans and product development. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

If we need to raise additional financing to support our operations, we cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

We may not be able to develop successful new beverage products which are important to our growth.

An important part of our strategy is to increase our sales through the development of new beverage products. We cannot assure you that we will be able to continue to develop, market and distribute future beverage products that will enjoy market acceptance. The failure to continue to develop new beverage products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition. We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

Our results of operations may be impacted in various ways by the introduction of new products, even if they are successful, including the following:

•	sales of new products could adversely impact sales of existing products,

•
we may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred, and

•	when we introduce new platforms and bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

The beverage business is highly competitive.

The premium beverage and carbonated soft drink industries are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products, as well as chain store and private label soft drinks. The principal methods of competition include brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods, and advertising. We also compete for distributors, shelf space and customers primarily with other premium beverage companies. As additional competitors enter the field, our market share may fail to increase or may decrease.

The loss of our largest customers would substantially reduce revenues.

Our customers are material to our success. If we are unable to maintain good relationships with our existing customers, our business could suffer. Unilateral decisions could be taken by our distributors, and/or convenience chains, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, which could cause our business to suffer.

United Natural Foods, Inc., the parent of certain of our retailers, accounted for approximately 39% of our sales in each of 2006 and 2005. Trader Joe’s accounted for approximately 17% of our 2006 sales and approximately 15% of our sales in 2005. The loss of United Natural Foods or Trader Joe’s as a retailer would substantially reduce our revenues unless and until we replaced that source of revenue.

The loss of our third-party distributors could impair our operations and substantially reduce our financial results.

We depend in large part on distributors to distribute our beverages and other products. Most of our outside distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. Most distributors handle a number of competitive products. In addition, our products are a small part of our distributors’ businesses.

We continually seek to expand distribution of our products by entering into distribution arrangements with regional bottlers or other direct store delivery distributors having established sales, marketing and distribution organizations. Many of our distributors are affiliated with and manufacture and/or distribute other soda and non-carbonated brands and other beverage products. In many cases, such products compete directly with our products.

The marketing efforts of our distributors are important for our success. If our brands prove to be less attractive to our existing distributors and/or if we fail to attract additional distributors, and/or our distributors do not market and promote our products above the products of our competitors, our business, financial condition and results of operations could be adversely affected.

United Natural Foods, Inc. accounted for approximately 39% of our sales in 2006 and 2005. Management believes it could find alternative distribution channels in the event of the loss of this distributor. Such a loss may adversely affect sales in the short term.

The loss of our third-party beverage distributors could impair our operations and adversely affect our financial performance.

Price fluctuations in, and unavailability of, raw materials that we use could adversely affect us.

We do not enter into hedging arrangements for raw materials. Although the prices of raw materials that we use have not increased significantly in recent years, our results of operations would be adversely affected if the price of these raw materials were to rise and we were unable to pass these costs on to our customers.

We depend upon an uninterrupted supply of the ingredients for our products, a significant portion of which we obtain overseas, principally from China and Brazil. We obtain almost all of our crystallized ginger from Fiji and our Ginger Chews from Indonesia. Any decrease in the supply of these ingredients or increase in the prices of these ingredients as a result of any adverse weather conditions, pests, crop disease, interruptions of shipment or political considerations, among other reasons, could substantially increase our costs and adversely affect our financial performance.

The loss of any of our co-packers could impair our operations and substantially reduce our financial results.

We rely on third parties, called co-packers in our industry, to produce some of our beverages, to produce our glass bottles and to bottle some of our beverages. Our co-packing arrangements with our main co-packer are under a contract that expires on May 31, 2009 and renews automatically for successive two-year terms unless terminated by either party. Our co-packing arrangements with other companies are on a short term basis and such co-packers may discontinue their relationship with us on short notice. While this arrangement permits us to avoid significant capital expenditures, it exposes us to various risks, including:

•	our largest co-packer, Lion Brewery, accounted for approximately 72% of our total case production in 2006,

•
if any of those co-packers were to terminate our co-packing arrangement or have difficulties in producing beverages for us, our ability to produce our beverages would be adversely affected until we were able to make alternative arrangements, and

•	our business reputation would be adversely affected if any of the co-packers were to produce inferior quality products.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful in establishing our brands as recognizable brands in the New Age beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse affect on our revenues and financial results.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue to market our existing products and develop new products to satisfy our consumers’ changing preferences will determine our long-term success.

Consumers are seeking greater variety in their beverages. Our future success will depend, in part, upon our continued ability to develop and introduce different and innovative beverages. In order to retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so. There is no assurance that consumers will continue to purchase our products in the future. Additionally, many of our products are considered premium products and to maintain market share during recessionary periods, we may have to reduce profit margins, which would adversely affect our results of operations. Product lifecycles for some beverage brands and/or products and/or packages may be limited to a few years before consumers’ preferences change. The beverages we currently market are in varying stages of their lifecycles and there can be no assurance that such beverages will become or remain profitable for us. The beverage industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us if we misjudge such preferences. We may be unable to achieve volume growth through product and packaging initiatives. We also may be unable to penetrate new markets. If our revenues decline, our business, financial condition and results of operations will be materially and adversely affected.

Our quarterly operating results may fluctuate significantly because of the seasonality of our business.

Our highest revenues occur during the spring and summer, the second and third quarters of each fiscal year. These seasonality issues may cause our financial performance to fluctuate. In addition, beverage sales can be adversely affected by sustained periods of bad weather.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Rising fuel and freight costs may have an adverse impact on our sales and earnings.

The recent volatility in the global oil markets has resulted in rising fuel and freight prices, which many shipping companies are passing on to their customers. Our shipping costs, and particularly our fuel expenses, have been increasing and we expect these costs may continue to increase. Due to the price sensitivity of our products, we do not anticipate that we will be able to pass all of these increased costs on to our customers. The increase in fuel and freight costs could have a material adverse impact on our financial condition.

Our manufacturing process is not patented.

None of the manufacturing processes used in producing our products are subject to a patent or similar intellectual property protection. Our only protection against a third party using our recipes and processes is confidentiality agreements with the companies that produce our beverages and with our employees who have knowledge of such processes. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our knowledge, we will have greater difficulty in competing with them for business, and our market share could decline.

We face risks associated with product liability claims and product recalls.

Other companies in the beverage industry have experienced product liability litigation and product recalls arising primarily from defectively manufactured products or packaging. We maintain product liability insurance insuring our operations from any claims associated with product liability and we believe that the amount of this insurance is sufficient to protect us. We do not maintain product recall insurance. In the event we were to experience additional product liability or product recall claim, our business operations and financial condition could be materially and adversely affected.

Our intellectual property rights are critical to our success, and the loss of such rights could materially, adversely affect our business.

We regard the protection of our trademarks, trade dress and trade secrets as critical to our future success. We have registered our trademarks in the United States that are very important to our business. We also own the copyright in and to portions of the content on the packaging of our products. We regard our trademarks, copyrights and similar intellectual property as critical to our success and attempt to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to prevent infringement. Product packages, mechanical designs and artwork are important to our success and we would take action to protect against imitation of our packaging and trade dress and to protect our trademarks and copyrights, as necessary. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets. However, laws and contractual restrictions may not be sufficient to protect the exclusivity of our intellectual property rights, trade dress or trade secrets. Furthermore, enforcing our rights to our intellectual property could involve the expenditure of significant management and financial resources. There can be no assurance that other third parties will not infringe or misappropriate our trademarks and similar proprietary rights. If we lose some or all of our intellectual property rights, our business may be materially and adversely affected.

If we are not able to retain the full-time services of Christopher J. Reed, it will be more difficult for us to manage our operations and our operating performance could suffer.

Our business is dependent, to a large extent, upon the services of Christopher J. Reed, our founder, President, Chief Executive Officer and Chairman of the Board. We depend on Mr. Reed’s creativity and leadership in running or supervising virtually all aspects of our day-to-day operations. We do not have a written employment agreement with Mr. Reed. In addition, we do not maintain key person life insurance on Mr. Reed. Therefore, in the event of the loss or unavailability of Mr. Reed to us, there can be no assurance that we would be able to employ qualified personnel to replace him. The loss of the services of Mr. Reed or our failure to attract and retain other key personnel over time would jeopardize our ability to execute our business plan and could have a material adverse effect on our business, results of operations and financial condition.

We need to manage our growth and implement and maintain procedures and controls during a time of rapid expansion in our business.

The cost of manufacturing and packaging our products was approximately 80% of our aggregate revenues in 2006. This gross margin places pressure upon our cash flow and cash reserves when our sales increase. If we are to expand our operations, such expansion would place a significant strain on our management, operational and financial resources. Such expansion would also require improvements in our operational, accounting and information systems, procedures and controls. If we fail to manage any expansion properly, it could divert our limited management, cash, personnel, and other resources from other responsibilities and could adversely affect our financial performance.

We have operated without independent directors in the past.

We have not had two independent directors through a large portion of our history. As a result, certain material agreements between related parties have not been negotiated with the oversight of independent directors and were entered into at the absolute discretion of the then majority stockholder, Christopher J. Reed. Please see the “Certain Relationships and Related Transactions” section for specific details of these transactions.

Risks Relating to This Offering and Our Securities

We recently conducted a rescission offer for shares issued in our initial public offering. Although we have completed the rescission offer, we may continue to be subject to claims related to the circumstances related to the rescission offer.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering. The shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares.

The rescission offer covered an aggregate of 333,156 shares of common stock issued in connection with our initial public offering. We offered to rescind the purchase of shares of our common stock that were subject to the rescission offer for an amount equal to the price paid for the shares plus interest, calculated from the date of the purchase through the date on which the rescission offer expires, at the applicable statutory interest rate per year. If the rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these shares of up to approximately $1,332,624, plus statutory interest.

On August 12, 2006, we made a rescission offer to all holders of the outstanding shares that we believe are subject to rescission, pursuant to which we offered to repurchase these shares then outstanding from the holders. At the expiration of the rescission offer on September 18, 2006, the rescission offer was accepted by 32 of the offerees to the extent of 28,420 shares for an aggregate of $118,711.57, including statutory interest. The shares that were tendered for rescission were agreed to be purchased by others and not from our funds.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. Accordingly, although the rescission offer may have been accepted or rejected by some of the offerees, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering, plus any statutory interest we may be required to pay. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

There has been a very limited public trading market for our securities, and the market for our securities may continue to be limited and be sporadic and highly volatile.

There is currently a limited public market for our common stock. Our common stock only has been listed for trading on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board (the “OTCBB”) since January 3, 2007. We cannot assure you that an active market for our shares will be established or maintained in the future. The OTCBB is not a national securities exchange, and many companies have experienced limited liquidity when traded through this quotation system. Holders of our common stock may, therefore, have difficulty selling their shares, should they decide to do so. In addition, there can be no assurances that such markets will continue or that any shares, which may be purchased, may be sold without incurring a loss. The market price of our shares, from time to time, may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

In addition, the market price of our common stock may be volatile, which could cause the value of our common stock to decline. Securities markets experience significant price and volume fluctuations. This market volatility, as well as general economic conditions, could cause the market price of our common stock to fluctuate substantially. Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

•	price and volume fluctuations in the stock markets,

•	changes in our earnings or variations in operating results,

•	any shortfall in revenue or increase in losses from levels expected by securities analysts,

•	changes in regulatory policies or law,

•	operating performance of companies comparable to us, and

•	general economic trends and other external factors.

Even if an active market for our common stock is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for the shares or might otherwise receive than if an active public market existed.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock without stockholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock.

Because Christopher J. Reed controls a significant percentage of our stock, he can control the outcome, or greatly influence the outcome, of all matters on which stockholders vote.

Christopher J. Reed, our President, Chief Executive Officer and Chairman of the Board owns 36.69% of our common stock. Therefore, Mr. Reed will be able to greatly influence the outcome on all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and any merger, consolidation or sale of all or substantially all of our assets or other transactions resulting in a change of control of our company. In addition, as our Chairman and Chief Executive Officer, Mr. Reed has and will continue to have significant influence over our strategy, technology and other matters. Mr. Reed’s interests may not always coincide with the interests of other holders of our common stock.

A substantial number of our shares are available for sale in the public market and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market, or the perception that such sales could occur, could substantially reduce our stock price in the public market for our common stock, and could impair our ability to obtain capital through a subsequent sale of our securities. We have 8,749,121 shares of common stock outstanding. Of the shares of our common stock currently outstanding, 5,194,095 shares (including the shares registered in connection with this prospectus) are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”). These “restricted securities” will be subject to restrictions on the timing, manner, and volume of sales of such shares.

In addition, we have issued and outstanding options and warrants that may be exercised into 2,465,736 shares of common stock (including 200,000 shares reserved for future issuance under the underwriters’ warrant) and 48,621 shares of Series A preferred stock that may be converted into 194,484 shares of common stock. In addition, our outstanding shares of Series A preferred stock bear a dividend of 5% per year, or approximately $24,000 per year. We have the option to pay the dividend in shares of our common stock. In 2005, 2006 and 2007, we paid the dividend in an aggregate of 7,362, 7,373 and 3,820 shares of common stock in each such year, respectively. The number of shares which may be issued as dividends on the Series A preferred stock in subsequent years will be dependent on the value of our common stock in relation to the dividend.

Our common stock is subject to “penny stock” regulations that may affect the liquidity of our common stock.

Our common stock is subject to the rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, for which current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading,

•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation of such duties or other requirements of securities laws,

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and significance of the spread between the “bid” and “ask” price,

•	a toll-free telephone number for inquiries on disciplinary actions, definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks, and

•	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock,

•	the compensation of the broker-dealer and its salesperson in the transaction,

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock,

•	the liquidity of the market for such stock, and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock such as our common stock if it is subject to the penny stock rules.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the issued and outstanding shares of our common stock or the shares issuable upon the exercise of our outstanding common stock purchase warrants by the selling stockholders pursuant to this prospectus. We may receive proceeds from the issuance of shares of our common stock upon the exercise of common stock purchase warrants. These warrants are exercisable at a weighted average exercise price of $7.34 per share. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes. These warrants are not being offered under this prospectus; however, the shares of our common stock, issuable upon exercise of these warrants, are being offered under this prospectus by the selling stockholders.

There is no assurance that any of the warrants will ever be exercised for cash, if at all. If all of these outstanding warrants are exercised for cash, we would receive aggregate gross proceeds of approximately $6,713,963.

SELLING STOCKHOLDERS

Pursuant to various registration rights agreements with the selling stockholders, we have agreed to file with the SEC a registration statement pursuant to the Securities Act covering the resale of our registrable securities owned by such selling stockholders that are subject to the registration rights agreements. Accordingly, we have filed a registration statement on Form SB-2 of which this prospectus forms a part, with respect to the resale of these securities from time to time. In addition, we agreed in the registration rights agreements with the investors to register securities of ours they hold and to use our best efforts to keep the registration statement effective until the securities they own covered by this prospectus have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions.

Selling Stockholders Table

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of our securities covered by this prospectus from time to time under Rule 415 of the Securities Act. Our securities being offered by this prospectus are being registered to permit secondary public trading of our securities. Subject to the restrictions described in this prospectus, the selling stockholders may offer our securities covered under this prospectus for resale from time to time. In addition, subject to the restrictions described in this prospectus, the selling stockholders may sell, transfer or otherwise dispose of all or a portion of our securities being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

The table below presents information, as of the date of this prospectus, regarding the selling stockholders and the securities that the selling stockholders (and their pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the selling stockholders:

•
the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our common stock that may be offered for resale for the selling stockholders’ account under this prospectus; and

•
the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the resale securities, assuming all of the resale securities are sold by the selling stockholders and that the selling stockholders do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the selling stockholders. We do not know when or in what amounts a selling stockholder may offer shares for sale. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the securities offered by this prospectus, because the selling stockholders may offer from time to time all or some of its securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. The selling stockholders might not sell any or all of the shares offered by this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act since the date the selling stockholders provided the information regarding their securities holdings. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus will be held by the selling stockholders. Information covering the selling stockholders may change from time to time and changed information will be presented in a post-effective amendment to this registration statement if and when necessary and required. Except as described above, based on information provided to us by the selling stockholders and to our knowledge, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

Where applicable, we have indicated in the footnotes to the following table the name and title of the individuals which we have been advised have the power to vote or dispose of the securities listed in the following table.
	Shares Beneficially Owned Before Offering (1)		Number of Shares	Shares Beneficially Owned After Offering (1)
Name of Selling Security Holder	Number	Percent	Being Offered (2)	Number	Percent
Advantus Capital LP (3)	60,000	*	60,000	0	0
Airport Inn of Las Vegas, Inc. (4)	75,000	*	75,000	0	0
Eugene Arrington	2,499	*	2,499	0	0
Bruce F. Bailey	2,499	*	2,499	0	0
Tom Bover	18,156	*	18,156	0	0
Philip L. & Shearon L. Breazeale	24,999	*	24,999	0	0
Dr. Edwin R. Buster, III	15,000	*	15,000	0	0
Chang-Fa J. Cheng	12,000	*	12,000	0	0
Fang-Chin Chiang	3,750	*	3,750	0	0
Russell E. Davis	3,000	*	3,000	0	0
Elias Family Charitable Trust (5)	35,500	(4)	30,000	5,500	(4)
Alma and Gabriel Elias JTWROS (5)	533,528	(4)	472,585	60,943	(4)
James E. and Jennifer M. Fair Living Trust (6)	19,999	*	19,999	0	0
Daniel W. Fort	15,000	*	15,000	0	0
George L. Fotiades	12,499	*	12,499	0	0
Theza & Robert Friedman	12,499	*	12,499	0	0
Joseph M. Graham, Jr.	12,525	*	12,525	0	0
Great Gable Master Fund, Ltd. (7)	381,402	4.30	375,000	6,402	*
Darcy & Edward H. Han	15,000	*	15,000	0	0
Henderson Family Trust (8)	51,000	*	51,000	0	0
John Reginald Hill	12,499	*	12,499	0	0
Hudson Bay Fund LP (9)	19,350	*	19,350	0	0
Hudson Bay Overseas Fund Ltd. (9)	25,650	*	25,650	0	0
Julian Phillip Kemble	2,499	*	2,499	0	0
Richard Krahn	30,000	*	30,000	0	0
Hui Lin	7,500	*	7,500	0	0
Jared Lundgren	7,500	*	7,500	0	0

James V. McKeon	15,000	*	15,000	0	0
D. Herman Mobley	4,500	*	4,500	0	0
Nite Capital Master, Ltd. (10)	105,000	1.20	105,000	0	0
Charles Frank Nosal	7,500	*	7,500	0	0
Stanley Petsagourakis	60,000	*	60,000	0	0
Carol Quelland Trust (11)	15,000	*	15,000	0	0
Anthony James Percy Reynolds	2,494	*	2,494	0	0
Michael Rogers	4,500	*	4,500	0	0
Carl Barth Rountree	75,000	*	75,000	0	0
David H. Sanders Revocable Trust (12)	49,999	*	49,999	0	0
Gerald C. Sloat	11,500	*	10,500	1,000	*
Donald W. Smith	12,499	*	12,499	0	0
Leroy Stevens	18,750	*	18,750	0	0
Robert Strougo	4,999	*	4,999	0	0
William J. Summers, Jr.	7,500	*	7,500	0	0
Steve Talley	15,000	*	15,000	0	0
John Tandana	3,750	*	3,750	0	0
Tres Girls Limited Partnership (13)	50,001	*	50,001	0	0
Bradley Van Hull	35,000	*	30,000	5,000	*
Thomas Vermillion	2,499	*	2,499	0	0
Doug Waggoner	12,499	*	12,499	0	0
Shi-Kuen Wang	7,500	*	7,500	0	0
Thomas D. & Noranna B. Warner	15,000	*	15,000	0	0
John Way	2,499	*	2,499	0	0
Wholesale Realtors Supply (5)	749,696	(4)	369,999	379,697	(4)
The Wondra/Klimen-Wondra Trust (14)	2,499	*	2,499	0	0
Ming-Chen Wu	7,500	*	7,500	0	0
APS Financial Corporation (15)	36,069	*	36,069	0	0
Aegis Capital Corp. (16)	8,000	*	8,000	0	0
Peter Aman (3)	31,403	*	31,403	0	0
Neil B. Michaelsen	18,035	*	18,035	0	0
US EURO Securities, Inc. (17)	7,000	*	7,000	0	0
Westrock Advisors, Inc. (18)	64,493	*	64,493	0	0
____________________

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 8,749,721 shares of common stock outstanding as of the date of this prospectus.

(2)
The shares of common stock being offered by certain of the selling stockholders include: (A) the number of shares underlying warrants which have an exercise price of $7.50 per share, and are fully vested and may be exercised any time through June 15, 2012, as follows: Advantus Capital LP (60,000 shares), Airport Inn of Las Vegas, Inc. (25,000 shares), Eugene Arrington (833 shares), Bruce F. Bailey (833 shares), Tom Bover (6,052 shares), Philip L. & Shearon L. Breazeale (8,333 shares), Dr. Edwin R. Buster, III (5,000 shares), Chang-Fa J. Cheng (4,000 shares), Fang-Chin Chiang (1,250 shares), Russell E. Davis (1,000 shares), Elias Family Charitable Trust (10,000 shares), Alma and Gabriel Elias JTWROS (157,528 shares), James E. & Jennifer M. Fair Living Trust (6,666 shares), Daniel W. Fort (5,000 shares), George L. Fotiades (4,166 shares), Theza & Robert Friedman (4,166 shares), Joseph M. Graham, Jr. (4,175 shares), Great Gable Master Fund, Ltd. (125,000 shares), Darcy & Edward H. Han (5,000 shares), Henderson Family Trust (17,000 shares), John Reginald Hill (4,166 shares), Hudson Bay Fund LP (6,450 shares), Hudson Bay Overseas Fund Ltd. (8,550 shares), Julian Phillip Kemble (833 shares), Richard Krahn (10,000 shares), Hui Lin (2,500 shares), Jared Lundgren (2,500 shares), James V. McKeon (5,000 shares), D. Herman Mobley (1,500 shares), Nite Capital Master, Ltd. (35,000 shares), Charles Frank Nosal (2,500 shares), Stanley Petsagourakis (20,000 shares), Carol Quelland Trust (5,000 shares), Anthony James Percy Reynolds (831 shares), Michael Rogers (1,500 shares), Carl Barth Rountree (25,000 shares), David H. Sanders Revocable Trust (16,666 shares), Gerald C. Sloat (3,500 shares), Donald W. Smith (4,166 shares), Leroy Stevens (6,250 shares), Robert Strougo (1,666 shares), William J. Summers, Jr. (2,500 shares), Steve Talley (5,000 shares), John Tandana (1,250 shares), Tres Girls Limited Partnership (16,667 shares), Bradley Van Hull (10,000 shares), Thomas Vermillion (833 shares), Doug Waggoner (4,166 shares), Shi-Kuen Wang (2,500 shares), Thomas D. & Noranna B. Warner (5,000 shares), John Way (833 shares), Wholesale Realtors Supply (83,333 shares), The Wondra/Klimen-Wondra Trust (833 shares) and Ming-Chen Wu (2,500 shares); and (B) the number of shares underlying warrants which have an exercise price of $6.60 per share, and are fully vested and may be exercised any time through June 15, 2012, as follows: APS Financial Corporation (36,069 shares), Aegis Capital Corp. (8,000 shares), Peter Aman (31,403 shares), Neil B. Michaelsen (18,035 shares), US EURO Securities, Inc. (7,000 shares) and Westrock Advisors, Inc. (64,493 shares).

(3)
Advantus Capital LP and Peter Aman may be deemed to be affiliates of each other for purposes of calculating beneficial ownership of their securities in this table. The aggregate beneficial ownership of such stockholders may be deemed to include warrants to purchase up to 91,403 shares of common stock, or 1.04% of the outstanding shares before the offering. Peter Aman directly or indirectly alone or with others has power to dispose of the shares that Advantus Capital LP owns.

(4)	Dario Pini directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(5)
Elias Family Charitable Trust, Alma and Gabriel Elias JTWROS and Wholesale Realtors Supply may be deemed to be affiliates of each other for purposes of calculating beneficial ownership of their securities in this table. The aggregate beneficial ownership of such stockholders may be deemed to include 1,067,863 shares of common stock and warrants to purchase up to 250,861 shares of common stock, or 14.65% of the outstanding shares before the offering, and 4.96% of the outstanding shares after the offering (assuming the sale of all of the shares held by such persons which are registered hereby). The aggregate number of shares which may be deemed to be beneficially owned by such stockholders and which are registered hereby includes 621,723 shares of common stock and warrants to purchase up to 250,861 shares of common stock. Gabriel Ellis directly or indirectly alone or with others has power to dispose of the shares that each of Elias Family Charitable Trust and Wholesale Realtors Supply owns.

(6)	James E. Fair directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(7)	Kevin Goldstein directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(8)	James Henderson directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(9)
Hudson Bay Fund LP and Hudson Bay Overseas Fund Ltd. may be deemed to be affiliates of each other for purposes of calculating beneficial ownership of their securities in this table. The aggregate beneficial ownership of such stockholders may be deemed to include 30,000 shares of common stock and warrants to purchase up to 15,000 shares of common stock. Each of Yoav Roth and George Antonopoulos directly or indirectly alone or with others has shared power to dispose of the shares that each of these selling stockholders owns.

(10)	Keith Goodman directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(11)	Shaaron Cissel directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(12)	David H. Sanders directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(13)	Richard Zitelman directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(14)	Ralph Wondra directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(15)	APS Financial Corporation is a wholly-owned subsidiary of American Physicians Service Group, Inc., a publicly traded corporation.

(16)	Robert Eide directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(17)	Michael Fugler directly or indirectly alone or with others has power to dispose of the shares that this selling stockholder owns.

(18)	Each of Greg Martino and Don Hunter directly or indirectly alone or with others has shared power to dispose of the shares that each of these selling stockholders owns.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. There is a limited public trading market for our common stock. Our common stock is quoted under the symbol “REED” on the OTCBB.

The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Each of Advantus Capital LP, Hudson Bay Fund LP and Hudson Bay Overseas Fund Ltd., who were purchasers in connection with a private placement of our securities in May and June 2007, has represented to us that it is an affiliate of one or more registered broker-dealers. Each of such stockholders also has represented to us that it purchased the shares and the warrants relating to the shares registered hereunder in the ordinary course of business, and at the time of the purchase of such securities, each of such stockholders had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

We had engaged APS Financial Corporation (“APS”) to act as our placement agent in connection with the May and June 2007 private placement. We agreed to issue to APS (and certain selected dealers which are NASD members), in connection with the private placement, a number of warrants to purchase one share of common stock for each 10 shares of common stock issued in connection with the private placement. Under this arrangement, we issued to APS and such selected dealers, which include Westrock Advisors, Inc. and US EURO Securities, Inc. (and certain of their assignees), warrants to purchase up to 165,000 shares of our common stock. The warrants are exercisable through July 15, 2012 at an exercise price of $6.60 per share. Each of APS, Westrock Advisors, Inc. and US EURO Securities, Inc., and Aegis Capital Corp. and Neil Michaelsen (two of the assignees of APS), has identified itself or himself to us as a registered broker-dealer, and as a result, each is an underwriter within the meaning of Section 2(a)(11) of the Securities Act in connection with the sale of the shares registered hereunder underlying such warrants. US EURO Securities, Inc. also had acted as one of the co-underwriters of our initial public offering in 2006. In addition, Peter Aman, who is one of the assignees of the warrants issued by us to APS in connection with the private placement, has represented to us that he is an affiliate of one or more registered broker-dealers. Such assignee also has represented to us that he purchased the warrants relating to the shares registered hereunder in the ordinary course of business, and at the time of the purchase of such securities, such assignee had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed for trading on the OTCBB, under the symbol “REED.OB” since January 3, 2007. Trading in our common stock has not been extensive and such trades cannot be characterized as constituting an active trading market. The following is a summary of the high and low closing prices of our common stock on the OTC Bulletin Board during the periods presented. Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions:

	Closing Sale Price
	High	Low
Year Ending December 31, 2007
First Quarter	$7.17	$3.00
Second Quarter	$9.00	$6.00
Third Quarter	$10.55	$6.75

On November 8, 2007, the closing sales price for the common stock was $ 6.40, as reported on the website of the NASDAQ Stock Market. As of the date of this prospectus, there were approximately 273 stockholders of record of the common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 8,749,721 outstanding shares of common stock.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including the terms of our credit facility and our financial condition, operating results, current and anticipated cash needs and plans for expansion.

We are obligated to pay a non-cumulative 5% dividend from lawfully available assets to the holders of our Series A preferred stock in either cash or additional shares of common stock at our discretion. In 2005 and 2006, we paid the dividend in an aggregate of 7,362 and 7,373 shares of common stock in each such year, respectively. The number of shares which may be issued as dividends on the Series A preferred stock in subsequent years will be dependent on the value of our common stock in relation to the dividend. See “Description of Our Securities - Preferred Stock.”

Equity Compensation Plan Information

The following table provides information, as of December 31, 2006, with respect to options outstanding and available under the 2001 Plan and certain other outstanding options:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a)) (c)

Equity compensation plans approved by security holders	291,000	$4.00	209,000
Equity compensation plans not approved by security holders	240,451	$2.57	Not applicable

TOTAL	531,451	$3.35	209,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements based on assumptions about our future business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We develop, manufacture, market and sell natural non-alcoholic and “New Age” beverages, candies and ice creams. “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. We currently manufacture, market and sell six unique product lines:

•	Reed’s Ginger Brews,

•	Virgil’s Root Beer and Cream Sodas,

•	China Colas,

•	Reed’s Ginger Juice Brews,

•	Reed’s Ginger Candies, and

•	Reed’s Ginger Ice Creams

We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada. We primarily sell our products through a network of natural, gourmet and independent distributors. We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors. We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory. In Southern California, we have our own direct distribution system.

The following table shows a breakdown of net sales with respect to our distribution channels for the periods set forth in the table:

	Direct sales to large retailer accounts	% of total sales	Local direct distribution	% of total sales	Natural, gourmet and mainstream distributors	% of total	Total sales
2006	$1,853,439	18	$1,039,966	10	$7,590,948	72	$10,484,353
2005	1,536,896	16	751,999	8	7,181,390	76	9,470,285
2004	1,983,598	22	395,601	4	6,599,166	74	8,978,365

Historically, we have focused our marketing efforts on natural and gourmet food stores. More recently, we have expanded our marketing efforts to include more mainstream markets. These efforts included selling our products directly to:

•	large retail accounts, such as Costco, BJ Wholesale, and Cost Plus World Markets, and

•	the natural food section of mainstream national supermarket chains, such as Safeway, Kroger’s, Ralph’s and Bristol Farms.

In addition, we have introduced new products and offer specialty beverage packaging options not typically available in the marketplace into the marketplace that have contributed to our growth in sales. These products include a 5-liter “party keg” version of our Virgil’s Root Beer and Cream Soda, 12-ounce long neck bottles of our Virgil’s Cream Soda and 750 ml. size bottles of our Reed’s Original Ginger Brew, Extra Ginger Brew and Spiced Apple Brew. In addition, in 2007, we launched Virgil’s Black Cherry Cream Soda and low calorie, herbally enhanced versions of Virgil’s Root Beer, Cream Soda and Black Cherry Cream Soda.

We gauge the financial success of our company by a number of different parameters. Because our industry typically values companies on a top-line basis, one of our main company goals is to increase net sales. Our net sales have increased each year during the period from 2002 to 2006, as follows:

	2002	2003	2004	2005	2006
Net sales	$6,400,000	$6,800,000	$9,000,000	$9,500,000	$10,500,000

For the six months ended June 30, 2007, our sales increased approximately $1,348,000 over the comparable period of the prior year, from approximately $5,137,000 to approximately $6,485,000.

We believe that the increase in net sales over this period comes from three factors:

•	successes in our Southern California direct distribution strategy,

•
increases in our core of national distribution to natural and gourmet food stores and mainstream supermarket chains, and increases in the mainstream distribution of our products. These include new distribution relationships in the following areas: Washington state, Oregon, New York, Massachusetts, New Hampshire, Connecticut, Pennsylvania, Ohio, Michigan, Minnesota and Colorado. We also are starting up a co branded marketing plan with these new distributors in these areas of the country. We hope to establish additional distributorship relationships in 10-20 new areas by the end of 2007, and

•	increases in our direct sales to large retailers.

Almost as important as increasing our net sales is increasing our gross margins. We continue to work to reduce costs related to production of our products. However, we have encountered difficulties in increasing our gross margins due to certain factors, including:

•	inefficiencies relating to the operation of the Brewery, our West Coast production facility, and

•	higher freight, glass and production expenses due to the increase in the cost of fuel and increases in the price of ingredients in our products.

In 2002, we purchased and outfitted the Brewery, in part to help reduce both production costs and freight costs associated with our west coast sales. Gross margins decreased from 24.8% in 2002 to 19.5% in 2003 as a principal result of the start-up of the Brewery. Gross margins increased to 20.9% in 2004 as a principal result of attaining greater functionality and efficiencies in our operation of the Brewery by our own personnel and being able to produce and ship products in the western half of the United States from a west coast facility. However, in 2005, gross margins decreased to 18.2% as a principal result of increases in fuel prices, which put downward pressure on our margins due to increased freight expenses and increased glass and production costs, both of which are sensitive to fuel costs. In February 2006, we decided to raise our prices on the Ginger Brew line for the first time in 16 years. In 2006, gross margins recovered to 19.6% partially as a result of a price increase on our core Reed’s Ginger Brew line and offset by increased pressure from more expensive production, ingredients and packaging expenses due to fuel related price increases. For the six months ended June 30, 2007, our gross margins were 18.8% as compared to 16.7% for the six months ended June 30, 2006.

Production costs are a significant portion of our“cost of goods” and a major factor in determining our gross margins. Greater production volumes increase our ability to negotiate more favorable production costs. We are attempting to negotiate production arrangements with third parties that may result in production costs savings, which, if successful, would improve our gross margins. In addition, our west coast Brewery facility is running at 50% of capacity. We have had difficulties with the flavor of our Ginger Brew products produced at the Brewery. As a result, we continue to supply our Ginger Brew products at the Brewery from our east coast co-packing facility, thereby causing us to incur increased freight and warehousing expenses on our products. Management is committed to selling a high quality, great tasting product and has elected to continue to sell certain of our Ginger Brew products produced from our east coast facility on the west coast, even though it negatively impacts our gross margins. We believe that increased production of our Virgil’s product line (non-Ginger Brew) has increased utilization of operating capacity at the Brewery. As we are able to more fully utilize the Brewery, we believe that we will experience improvements in gross margins due to freight and production savings. We are continuing to improve the Brewery’s operations and to work on the issue of our Ginger Brew product flavoring. In the second quarter of 2007, we expended approximately $100,000 for a conveyor system to improve our packaging line.

On December 12, 2006, we completed the sale of 2,000,000 shares of our common stock at an offering price of $4.00 per share in our initial public offering. The public offering resulted in gross proceeds of $8,000,000 to us. In connection with the public offering, we paid aggregate commissions, concessions and non-accountable expenses to the underwriters of $800,000, resulting in net proceeds of $7,200,000, excluding other expenses of the public offering. In addition, we agreed to issue, to the underwriters, warrants to purchase up to approximately an additional 200,000 shares of common stock at an exercise price of $6.60 per share (165% of the public offering price per share), at a purchase price of $0.001 per warrant. The underwriters’ warrants are exercisable for a period of five years commencing on the final closing date of the public offering. From August 3, 2005 through April 7, 2006, we had issued 333,156 shares of our common stock in connection with the public offering. We sold the balance of the 2,000,000 shares in connection with the public offering (1,666,844 shares) following October 11, 2006.

From May 25, 2007 through June 15, 2007, we completed a private placement to accredited investors only, on subscriptions for the sale of 1,500,000 shares of common stock and warrants to purchase up to 749,995 shares of common stock, resulting in an aggregate of $9,000,000 of gross proceeds to the Company. The Company sold the shares at a purchase price of $6.00 per share. The warrants issued in the private placement have a five-year term and an exercise price of $7.50 per share. We paid cash commissions of $900,000 to the placement agent for the private placement and issued warrants to the placement agent to purchase up to 150,000 shares of common stock with an exercise price of $6.60 per share. We also issued additional warrants to purchase up to 15,000 shares of common stock with an exercise price of $6.60 per share and paid an additional $60,000 in cash to the placement agent as an investment banking fee.

Trends, Risks, Challenges, Opportunities That May or Are Currently Affecting Our Business

Our main challenges, trends, risks and opportunities that could affect or are affecting our financial results include but are not limited to:

Fuel Prices - As oil prices continue to increase, our packaging, production and ingredient costs will continue to rise. We have attempted to offset the rising freight costs from fuel price increases by creatively negotiating rates and managing freight. We will continue to pursue alternative production, packaging and ingredient suppliers and options to help offset the affect of rising fuel prices on these expenses.

Low Carbohydrate Diets and Obesity - Our products are not geared for the low carbohydrate market. Consumer trends have reflected higher demand for lower carbohydrate products. Despite this trend, we achieved an increase in our sales growth in 2006. We monitor these trends closely and have recently launched low calorie, herbally enhanced versions of our Virgil’s Root Beer, Cream Soda and Black Cherry Cream Soda.

Distribution Consolidation - There has been a recent trend towards continued consolidation of the beverage distribution industry through mergers and acquisitions. This consolidation results in a smaller number of distributors to market our products and potentially leaves us subject to the potential of our products either being dropped by these distributors or being marketed less aggressively by these distributors. As a result, we have initiated our own direct distribution to mainstream supermarkets and natural and gourmet foods stores in Southern California and to large national retailers. Consolidation among natural foods industry distributors has not had an adverse affect on our sales.

Consumer Demanding More Natural Foods - The rapid growth of the natural foods industry has been fueled by the growing consumer awareness of the potential health problems due to the consumption of chemicals in the diet. Consumers are reading ingredient labels and choosing products based on them. We design products with these consumer concerns in mind. We feel this trend toward more natural products is one of the main trends behind our growth. Recently, this trend in drinks has not only shifted to products using natural ingredients, but also to products with added ingredients possessing a perceived positive function like vitamins, herbs and other nutrients. Our ginger-based products are designed with this consumer demand in mind.

Supermarket and Natural Food Stores - More and more supermarkets, in order to compete with the growing natural food industry, have started including natural food sections. As a result of this trend, our products are now available in mainstream supermarkets throughout the United States in natural food sections. Supermarkets can require that we spend more advertising money and they sometimes require slotting fees. We continue to work to keep these fees reasonable. Slotting fees in the natural food section of the supermarket are generally not as expensive as in other areas of the store.

Beverage Packaging Changes - Beverage packaging has continued to innovate, particularly for premium products. There is an increase in the sophistication with respect to beverage packaging design. While we feel that our current core brands still compete on the level of packaging, we continue to experiment with new and novel packaging designs such as the 5-liter party keg and 750 ml. champagne style bottles. We have further plans for other innovative packaging designs.

Packaging or Raw Material Price Increases - An increase in packaging or raw materials has caused our margins to suffer and has negatively impacted our cash flow and profitability. We continue to search for packaging and production alternatives to reduce our cost of goods.

Cash Flow Requirements - Our growth will depend on the availability of additional capital infusions. We have a financial history of losses and are dependent on non-banking sources of capital, which tend to be more expensive and charge higher interest rates. Any increase in costs of goods will further increase losses and will further tighten cash reserves.

Interest Rates - We use lines of credit as a source of capital and are negatively impacted as interest rates rise. Our use of lines of credit has been reduced with the capital raised from our initial public offering and subsequent private placement of common stock.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts in our financial statements including various allowances and reserves for accounts receivable and inventories, the estimated lives of long-lived assets and trademarks and trademark licenses, as well as claims and contingencies arising out of litigation or other transactions that occur in the normal course of business. The following summarize our most significant accounting and reporting policies and practices:

Revenue Recognition. Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the receivable is reasonably assured. A product is not shipped without an order from the customer and credit acceptance procedures performed. The allowance for returns is regularly reviewed and adjusted by management based on historical trends of returned items. Amounts paid by customers for shipping and handling costs are included in sales.

Trademark License and Trademarks. Trademark license and trademarks primarily represent the costs we pay for exclusive ownership of the Reed’s® registered trademark in connection with the manufacture, sale and distribution of beverages and water and non-beverage products. We also own the China Cola® and Virgil’s® registered trademarks. In addition, we own a number of other trademarks in the United States, as well as in a number of countries around the world. We account for these items in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under the provisions of SFAS No. 142, we do not amortize indefinite-lived trademark licenses and trademarks.

In accordance with SFAS No. 142, we evaluate our non-amortizing trademark license and trademarks quarterly for impairment. We measure impairment by the amount that the carrying value exceeds the estimated fair value of the trademark license and trademarks. The fair value is calculated by reviewing net sales of the various beverages and applying industry multiples. Based on our quarterly impairment analysis the estimated fair values of trademark license and trademarks exceeded the carrying value and no impairments were identified during the years ended December 31, 2006 or 2005 or the six months ended June 30, 2007 or 2006.

Long-Lived Assets. Our management regularly reviews property, equipment and other long-lived assets, including identifiable amortizing intangibles, for possible impairment. This review occurs quarterly or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment of property and equipment or amortizable intangible assets, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks. Quarterly, or earlier if there is indication of impairment of identified intangible assets not subject to amortization, management compares the estimated fair value with the carrying amount of the asset. An impairment loss is recognized to write down the intangible asset to its fair value if it is less than the carrying amount. Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. No impairments were identified during the years ended December 31, 2006 or 2005 or the six months ended June 30, 2007 or 2006.

Management believes that the accounting estimate related to impairment of our long lived assets, including our trademark license and trademarks, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and we expect they will continue to do so.

In estimating future revenues, we use internal budgets. Internal budgets are developed based on recent revenue data for existing product lines and planned timing of future introductions of new products and their estimated impact on our future cash flows.

Advertising. We account for advertising production costs by expensing such production costs the first time the related advertising is run.

Accounts Receivable. We evaluate the collectibility of our trade accounts receivable based on a number of factors. In circumstances where we become aware of a specific customer’s inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded which reduces the recognized receivable to the estimated amount our management believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our historical losses and an overall assessment of past due trade accounts receivable outstanding.

Inventories. Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and/or our ability to sell the product(s) concerned and production requirements. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

Income Taxes. Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. We consider future taxable income and ongoing, prudent, and feasible tax planning strategies, in assessing the value of our deferred tax assets. If our management determines that it is more likely than not that these assets will not be realized, we will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on our management’s judgment. If our management subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Results of Operations

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Net sales increased by $1,347,961 or 26.2%, from $5,137,089 in the six months ended June 30, 2006 to $6,485,050 in the six months ended June 30, 2007. Net sales in the first quarter of 2007 increased by 52.2% from the comparable period in 2006. However, we believe that the amount of the percentage increase may have been unusually high between the periods because approximately $500,000 of sales recorded in the second quarter of 2006 related to unfilled orders from the first quarter of 2006 that were delayed due to a plant equipment retrofit. Conversely, we also believe that the 10% increase in net sales from the second quarter of 2006 to the second quarter of 2007 would have been higher had the delayed sales which occurred in the second quarter of 2006 actually taken place in the first quarter of 2006. However, as reflected above, net sales increased by 26.2% in the six month period ended June 30, 2007 from the six month period ended June 30, 2006. We believe that sales for the first half of 2007 have been within the range of our guidance of 20-40% growth for 2007. The Reed’s Ginger Brew product line increased by 8.7% from $2,778,000 in the six months ended June 30, 2006 to $3,021,000 in the six months ended June 30, 2007. Sales of our Virgil’s Root Beer product line increased by 34.3% from $1,803,000 to $2,421,000. Candy sales increased by $27,000 or 6.6% from $410,000 in the six months ended June 30, 2006 to $437,000 in the six months ended June 30, 2007. Ice cream sales were flat at $68,000.

Cost of sales increased by $986,259 or 23.1%, from $4,278,741 in the six months ended June 30, 2006 to $5,265,000 in the six months ended June 30, 2007. As a percentage of net sales, cost of sales decreased from 83.3% in the six months ended June 30, 2006 to 81.2% in the six months ended June 30, 2007. The decrease in the costs of sales was primarily due to our negotiating better freight rates with transporters of our products.

Gross profit increased by $361,702 or 42.1% from $858,348 in the six months ended June 30, 2006 to $1,220,050 in the six months ended June 30, 2007. As a percentage of net sales, gross profit increased from 16.7% in the six months ended June 30, 2006 to 18.8% in the six months ended June 30, 2007. Our focus on reducing freight costs resulted in the improvement in margins. However, in July 2007, our main co-pack production facility increased its prices. We expect this increase to have an adverse effect on our gross margins in the short term.  However, we are looking at alternative co-pack production plants to reduce production costs, our largest expense~~,~~ and hope to reach arrangements with alternative co-pack facilities by the end of the third quarter of 2007.

Operating expenses increased by $724,931 or 44.8% from $1,616,829, in the six months ended June 30, 2006 to $2,341,760 in the six months ended June 30, 2007. Operating expenses increased as a percentage of net sales from 31.5% in the six months ended June 30, 2006 to 36.1% in the six months ended June 30, 2007. The increase was primarily due to increases in sales salaries and commissions as a result of an increase in our sales force (4.8%), sales expenses (1.9%), advertising and promotional expenses (3.5%) and increased recycling fees (1.0%). These increases were offset by the elimination of non-recurring expenses which we incurred in the second quarter of 2006 relating to our rescission offer (-6.8%). We expect to see an increase in sales force expenses as we bring on more sales people to work with our new distributors.

Interest expense decreased by $86,471 or 43.6%, from $198,354 in the six months ended June 30, 2006 to $111,883 in the six months ended June 30, 2007. Interest income increased from $0 in the six months ended June 30, 2006 to $52,600 in the six months ended June 30, 2007. The decrease in interest expense was principally due to the reduction of certain outstanding loans in the fourth quarter of 2006.

As a result of the foregoing, we experienced a net loss of $1,180,993 in the six months ended June 30, 2007 compared to a net loss of $956,835 in the six months ended June 30, 2006. Our net loss attributable to common stockholders was $(0.17) per share for the six months ended June 30, 2007 and $(0.19) per share for the six months ended June 30, 2006, inclusive of the value of our preferred stock dividend. Our net loss per share attributable to common stockholders decreased from the prior year, despite the rise in net loss attributable to common stockholders, due to the increase in the number of our outstanding shares as a result of our initial public offering and private placement of our common stock.

Twelve Months Ended December 31, 2006 Compared to Twelve Months Ended December 31, 2005

Net sales increased by $1,014,068, or 10.7%, to $10,484,353 in 2006 from $9,470,285 in 2005. Sales were affected by a number of trends from 2005 to 2006. The Reed’s Ginger Brew product line increased from $4,690,000 in 2005 to $5,345,000 in 2006. The Virgil’s Root Beer line increased from $3,345,000 in 2005 to $3,729,000 in 2006. These increases were offset by reduced co-packing sales. We expect to continue this trend with a few exceptions. Even though the Virgil’s 5 liter party keg decreased from 2005 to 2006 by $214,000, we expect to increase our sales of the 5 liter party keg. We do not believe this product will continue its downward trend since we have aligned with a marketing group which sells a small appliance that is a home unit for chilling and dispensing our 5 liter party kegs, and uses our kegs in many new accounts, including Bloomingdales. Ice cream sales dropped from $147,000 in 2005 to $144,000 in 2006. Candy sales increased from $755,000 in 2005 to $800,000 in 2006. With the completion of our public offering, and the utilization of these funds to increase the sales force and marketing in general, we expect to increase sales in 2007 from our 2006 levels.

Cost of sales increased by $681,275, or 8.8%, from $7,745,499 in 2005 to $8,426,774 in 2006. As a percentage of net sales, cost of sales decreased from 81.8% in 2005 to 80.4% in 2006. Cost of sales as a percentage of net sales decreased by 1.4%, primarily as a result of higher prices on products sold (7.3%) and lower freight costs due to both better negotiated rates and transferring freight costs to customers (2.5%) offset by increased promotional discounting (-2.7%), increased production expenses (-2.2%), increased packaging costs (-1.4%) and increased ingredient costs (-1.0%).

Gross profit increased from $1,724,786 in 2005 to $2,057,579 in 2006. As a percentage of net sales, gross profit increased from 18.2% in 2005 to 19.6% in 2006. Fuel price increases have driven costs of production, packaging and ingredients up. If fuel prices continue to increase, we will have more pressure on our margins. There remain opportunities to reduce the ingredients, packaging and production expenses. We intend to focus our attention on reducing these costs. In 2006, we were able to reduce freight expenses at a time of rapidly rising fuel costs. Currently, we are looking at alternative production plants to reduce production costs, our largest expense, and we are aggressively negotiating packaging and raw material prices.

Operating expenses increased by $1,622,932, or 72.4%, from $2,241,237 in 2005 to $3,864,169 in 2006 and increased as a percentage of net sales from 23.7% in 2005 to 36.9% in 2006. The primary increase in expenses was due to the costs associated with the rescission offer that we undertook to satisfy a possible securities law violation associated with our sales of common stock and the resumption of our sales of securities, and the settlement of a lawsuit. We had one time expenses for 2005 of $160,768. These expenses were for the provision of a former director loan and for the defense of a lawsuit. In 2006, one time expenses included rescission expenses of $835,008 and $300,000 in expenses for the settling of a lawsuit. These two expenses in 2006 made up 70% of the increase in operating expenses. The remaining 30% of the operating expense increase came from the following: increased salaries due to a larger sales force (10.3%), increased sales expenses from increased fuel costs and increased telephone charges (7.2%), increased recycling fees expenses (11.3%), increased legal and accounting costs due to the costs associated with being a public reporting company (9.7%) and increased insurance expenses (3.2%), offset by reduced promotional expenses (-2.7%). In 2007, we expect professional fees and recycling fees to decrease, and sales expenses, including wages and commissions, to increase.

Interest expense was $309,504 in 2005, compared to interest expense of $414,792 in 2006. We had higher interest expense in 2006 due to increased borrowing on our receivable line of credit with our lender. In 2007, we expect that the initial public offering and our recent private placement will reduce our need for debt financing and allow us to obtain more favorable borrowing rates, thus offsetting the rise in the prime rate, and therefore interest expense should decrease.

As a result of the foregoing, we experienced a net loss of $2,213,609, or 21.11% of net sales in the year ended December 31, 2006 compared to $825,955, or 8.72% of net sales in the year ended December 31, 2005. Accordingly, we experienced a net loss of $(0.41) and $(0.18) per share in the years ended December 31, 2006 and 2005, respectively.

Liquidity and Capital Resources

Historically, we have financed our operations primarily through private sales of common stock, preferred stock, convertible debt, a line of credit from a financial institution, and cash generated from operations. On December 12, 2006, we completed the sale of 2,000,000 shares of our common stock at an offering price of $4.00 per share in our initial public offering. The public offering resulted in gross proceeds of $8,000,000 to us. In connection with the public offering, we paid aggregate commissions, concessions and non-accountable expenses to the underwriters of $800,000, resulting in net proceeds of $7,200,000, excluding other expenses of the public offering. In addition, we issued, to the underwriters, warrants to purchase up to approximately an additional 200,000 shares of common stock at an exercise price of $6.60 per share (165% of the public offering price per share), at a purchase price of $0.001 per warrant. The underwriters’ warrants are exercisable for a period of five years commencing on the final closing date of the public offering. From August 3, 2005 through April 7, 2006, we had issued 333,156 shares of our common stock in connection with the public offering. We sold the balance of the 2,000,000 shares in connection with the public offering (1,666,844 shares) following October 11, 2006.

From May 25, 2007 through June 15, 2007, we completed a private placement to accredited investors only, on subscriptions for the sale of 1,500,000 shares of common stock and warrants to purchase up to 749,995 shares of common stock, resulting in an aggregate of $9,000,000 of gross proceeds to the Company. The Company sold the shares at a purchase price of $6.00 per share. The warrants issued in the private placement have a five-year term and an exercise price of $7.50 per share. We paid cash commissions of $900,000 to the placement agent for the private placement and issued warrants to the placement agent to purchase up to 150,000 shares of common stock with an exercise price of $6.60 per share. We also issued additional warrants to purchase up to 15,000 shares of common stock with an exercise price of $6.60 per share and paid an additional $60,000 in cash to the placement agent as an investment banking fee. We received total proceeds of $8,040,000, net of placement commissions and the investment banking fee, but excluding other expenses of the private placement.

As of June 30, 2007, we had an accumulated deficit of $6,710,905 and we had working capital of $9,308,492, compared to an accumulated deficit of $5,502,142 and working capital of $2,834,940 as of December 31, 2006. Cash and cash equivalents were $7,178,413 as of June 30, 2007, as compared to $1,638,917 as of December 31, 2006. This increase in our working capital and cash position was primarily attributable to the completion of our private placement in the second quarter of 2007. In addition to our cash position, we have availability under our lines of credit of approximately $727,000.

As of December 31, 2006, we had an accumulated deficit of $5,502,142. As of December 31, 2006, we had a working capital surplus of $2,834,940, compared to a working capital deficit of $1,594,758 as of December 31, 2005. This increase in our working capital was primarily attributable to an increase in our cash position resulting from our public offering. Cash and cash equivalents were $1,638,917 as of December 31, 2006, as compared to $27,744 as December 31, 2005.

Net cash used in operating activities during the six months ended June 30, 2007 was $2,110,454 which was due primarily to our net loss of $1,180,993, net increases in our accounts receivable, inventory, other receivables and a decrease in accounts payable.

Net cash used in operating activities increased to $3,003,327 in the year ended December 31, 2006 from $42,610 in the year ended December 31, 2005. This increase was primarily due to our net loss in 2006 of $2,213,609 and increases in our accounts receivable of $648,857 and inventory of $303,211 in 2006.

In the six months ended June 30, 2007, we used $421,104 of cash in investing activities, which was due primarily to the purchase of various equipment to support business growth.

We used $1,645,380 in investing activities in the year ended December 31, 2006, as compared to $214,667 in the year ended December 31, 2005. The increase was primarily a result of our investment of $1,580,456 in a restricted money market account which secures our line of credit facility and the purchase of $64,924 of equipment, including a new delivery vehicle.

Net cash provided by financing activities during the six months ended June 30, 2007 was $8,071,054. The primary components of that were: the proceeds of our private placement of $9,000,000, offset by related expenses directly associated with the private placement, proceeds from the exercise of common stock purchase warrants of $105,000, increases in long term debt of $163,276, and borrowing from our lines of credit of $167,911, which was offset by payments of long term debt of $182,356.

Cash flow provided from financing activities was $6,259,880 in the year ended December 31, 2006, as compared to $242,533 in the year ended December 31, 2005. The increase resulted primarily from the receipt of $7,004,611 of proceeds from our initial public offering in 2006, offset by the payment of deferred offering costs of $251,924 and $327,734 to reduce outstanding debt.

As of June 30, 2007, we had outstanding borrowings of $1,523,438 under our lines of credit agreements:

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We have an unsecured $50,000 line of credit with US Bank which expires in December 2009. Interest is payable monthly at the prime rate, as published in the Wall Street Journal, plus 12% per annum. Our outstanding balance was $23,662 at June 30, 2007 and there was $26,338 available under the line of credit. The interest rate in effect at June 30, 2007 was 20.25%.

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We have a line of credit with Merrill Lynch. Robert T. Reed, Jr., our Vice President and National Sales Manager - Mainstream and a brother of our Chief Executive Officer, Christopher J. Reed, has pledged certain securities (which do not include any of our securities which are owned by Mr. Reed) in his personal securities account on deposit with Merrill Lynch as collateral for repayment of the line of credit. The amount of the line of credit is based on a percentage value of such securities. At June 30, 2007, the outstanding balance on the line of credit was $-0-, and there was approximately $701,000 available under the line of credit. The line of credit bears interest at a rate of 3.785% per annum plus LIBOR (9.1% as of June 30, 2007). In consideration for Mr. Reed’s pledging his stock account at Merrill Lynch as collateral, we have agreed to pay Mr. Reed 5% per annum of the amount we borrow from Merrill Lynch, as a loan fee. In addition, Christopher J. Reed has pledged all of his shares of common stock to Robert T. Reed, Jr. as collateral for the shares pledged by Robert T. Reed, Jr.

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We have a line of credit with California United Bank. This line of credit allows us to borrow a maximum amount of $1,500,000. As of June 30, 2007, the amount borrowed on this line of credit was $1,499,776. The interest rate on this line of credit is prime, which was 8.25% at June 30, 2007. The line of credit expires in June 2008. This revolving line of credit is secured by all of our assets, except real estate. In addition, we have assigned a security interest in a deposit account at the bank. The amount of the deposit and the security interest is $1,575,000 and may be offset by the bank against any balance on the line of credit. The deposit cannot be withdrawn during the term of the line of credit. We may terminate the line of credit arrangement at any time, without penalty. As of June 30, 2007, we had approximately $224 of availability on this line of credit. During the term of this line of credit, we are required to have a minimum stockholders’ equity balance of $1,500,000.

At June 30, 2007, we did not have any material commitments for capital expenditures. In the second quarter of 2007, we expended approximately $100,000 for new equipment at the Brewery for a conveyor system to improve our packaging line, but do not consider this improvement to have been a material capital expenditure for the purpose of improving plant capacity at the Brewery. In August 2007, we purchased the adjacent land and building to our Los Angeles location for approximately $1,730,000 in cash. We intend to use the facility to store some of our finished goods inventory. No major renovations are expected to be made to the property in order for us to attain the intended use of the property.

In July 2007, we made an unsecured loan of $300,000 to an unaffiliated third party. The loan requires interest to be paid quarterly, at a rate of 7.5%. The principal is due in full in April 2008.

Management recognizes that operating losses negatively impact liquidity and is working on decreasing operating losses, while focusing on increasing net sales. Management believes our current cash position and lines of credit will be sufficient to enable us to meet our cash needs through at least the second quarter of 2008.

We may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans. In addition, our losses may increase in the future as we expand our manufacturing capabilities and fund our marketing plans and product development. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

If we continue to suffer losses from operations, the proceeds from our public offering and private placement may be insufficient to support our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses. These events could adversely affect our business, results of operations and financial condition.

In addition, some or all of the elements of our expansion plan may have to be curtailed or delayed unless we are able to find alternative external sources of working capital. We would need to raise additional funds to respond to business contingencies, which may include the need to:

•	fund more rapid expansion,

•	fund additional marketing expenditures,

•	enhance our operating infrastructure,

•	respond to competitive pressures, and

•	acquire other businesses.

We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. We are currently in the process of evaluating the effect, if any, the adoption of SFAS No. 157 will have on our results of operations, financial position, or cash flows.

In February 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for years beginning after November 15, 2007. Management believes the adoption will not have a material impact on our results of operations, financial position or cash flow.

Inflation

Although management expects that our operations will be influenced by general economic conditions, we do not believe that inflation has a material effect on our results of operations.

BUSINESS
Background

We develop, manufacture, market, and sell natural non-alcoholic and “New Age” beverages, candies and ice creams. “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. We currently manufacture, market and sell six unique product lines:

•	Reed’s Ginger Brews,

•	Virgil’s Root Beer and Cream Sodas,

•	China Colas,

•	Reed’s Ginger Juice Brews,

•	Reed’s Ginger Candies, and

•	Reed’s Ginger Ice Creams.

We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada. We primarily sell our products through a network of natural, gourmet and independent distributors. We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors. We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory. In Southern California, we have our own direct distribution system.

We produce and co-pack our products principally at our company-owned facility in Los Angeles, California, known as the Brewery, and at a contracted co-packing facility in Pennsylvania. We also co-pack certain of our products at smaller co-packing facilities in the United States and in Europe.

Key elements of our business strategy include:

•	increased national direct sales and distribution,

•	increased store placement with mainstream stores and retailers,

•	strong national distributorships,

•	stimulate strong consumer demand for our existing brands and products,

•	develop additional unique alternative beverage brands and other products, and

•	specialty packaging like our 5-liter party kegs, our ceramic swing-lid bottle and our 750 ml. champagne bottle.

Our current sales efforts are focused in three areas:

•	sales to mainstream, natural and specialty food stores in the United States and, to a lesser degree, Canada, through our regional distributors and sales representatives,

•	direct sales effort to large national retailers, and

•	direct distribution by our trucks and drivers to retailers in Southern California.

We believe that these marketing efforts have contributed to our growth. We intend to continue to expand our sales personnel in each of these marketing areas.

In addition, we have introduced new products and offer specialty beverage packaging options not typically available in the marketplace into the marketplace that have contributed to our growth in sales. These products include a 5-liter “party keg” version of our Virgil’s Root Beer and Cream Soda, 12-ounce long neck bottles of our Virgil’s Cream Soda, 750 ml. size bottles of our Reed’s Original Ginger Brew, Extra Ginger Brew and Spiced Apple Brew and a one pint version of our Virgil’s Root Beer with a swing-lid. In addition, we have recently introduced a new flavor, our Black Cherry Cream soda in a 12-ounce bottle and low calorie, herbally enhanced versions of Virgil’s Root Beer, Cream Soda and Black Cherry Cream Soda in 12-ounce bottles. These new packaging options are being utilized in our marketing efforts.

We create consumer demand for our products by:

•	supporting in-store sampling programs of our products,

•	generating free press through public relations,

•	advertising in national magazines targeting our customers,

•	maintaining a company website (www.reedsgingerbrew.com); and

•	participating in large public events as sponsors.

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061. Our telephone number is (310) 217-9400. Our Internet address is (www.reedsgingerbrew.com). Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

Historical Development

In June 1987, Christopher J. Reed, our founder and Chief Executive Officer, began development of Reed’s Original Ginger Brew, his first beverage creation.

After two years of development, the product was introduced to the market in Southern California stores in 1989. By 1990, we began marketing our products through natural food distributors and moved our production to a larger facility in Boulder, Colorado. In 1991, we incorporated our business operations in the state of Florida under the name of Original Beverage Corporation and moved all of our production to a co-pack facility in Pennsylvania. We began exhibiting at national natural and specialty food trade shows, which brought national distribution in natural, gourmet and specialty foods and the signing of our first mainstream supermarket distributor. Our products began to receive trade industry recognition as an outstanding new product. The United States National Association of the Specialty Food Trade, or NASFT, named Original Ginger Brew as an “Outstanding Beverage Finalist” in the United States, and the Canadian Fancy Food Association, or CFFA, awarded us “Best Imported Food Product.”

Throughout the 1990’s, we continued to develop and launch new Ginger Brew varieties. Reed’s Ginger Brews reached broad placement in natural and gourmet foods stores nationwide through major specialty, natural/gourmet and mainstream food and beverage distributors.

In 1997, we began licensing the products of China Cola and eventually acquired the rights to that product in December 2000. In addition, we launched Reed’s Crystallized Ginger Candy, a product which we manufacture in Fiji under a proprietary, natural, non-sulfured process. In 1999, we purchased the Virgil’s Root Beer brand from the Crowley Beverage Company. The brand has won numerous gourmet awards. In 2000, we began to market three new products: Reed’s Original Ginger Ice Cream, Reed’s Cherry Ginger Brew and a beautiful designer 10-ounce gift tin of our Reed’s Crystallized Ginger Candy. In December 2000, we purchased an 18,000 square foot warehouse property, the Brewery, in Los Angeles, California, to house our west coast production and warehouse facility. The Brewery now also serves as our principal executive offices. In 2001, we changed our state of incorporation to Delaware and also changed our name to Reed’s, Inc. We also introduced our Reed’s Chocolate Ginger Ice Cream and Reed’s Green Tea Ginger Ice Cream products and expanded our confectionary line with two new candy products: Reed’s Crystallized Ginger Baking Bits and Reed’s Ginger Candy Chews. In 2002, we launched our Reed’s Ginger Juice Brew line, with four flavors of organic juice blends. In November 2002, we completed our first test runs of Reed’s and Virgil’s products at the Brewery and in January 2003, our first commercially available products came off the Los Angeles line. In 2003, we commenced our own direct distribution in Southern California and introduced sales of our 5-liter Virgil’s party keg. In 2004, we expanded our product line to include Virgil’s Cream Soda (including in a 5-liter keg), Reed’s Spiced Apple Brew in a 750 ml. champagne bottle and draught Virgil’s Root Beer and Cream Soda. In 2006, we expanded our product line to include Virgil’s Black Cherry Cream Soda. Progressive Grocers, a top trade publication in the grocery industry, voted this product as the best new beverage product of 2006. In 2007, we launched the Virgil’s low calorie, herbally enhanced soda line, including Root Beer, Cream Soda and Black Cherry Cream Soda.

On December 12, 2006, we completed the sale of 2,000,000 shares of our common stock at an offering price of $4.00 per share in our initial public offering. The public offering resulted in gross proceeds of $8,000,000 to us.

Industry Overview

Our beverages are classified as New Age beverages, a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. According to Beverage Marketing Corporation, in 2004, total wholesale dollar sales in the New Age segment were approximately $16.5 billion, an increase of 11.3% from 2003. (Source: Beverage World Magazine, April 15, 2006)

Annual confectionary sales (including chocolate, non-chocolate and gum sales) in the United States were approximately $27.9 billion in 2005, of which approximately $8.7 billion was non-chocolate candy. (Source: National Confectioners Association, 2006 Year in Review)

According to the International Dairy Foods Association (IDFA), total U.S. sales of ice cream and frozen desserts were estimated at approximately $21 billion. The packaged ice cream industry includes economy, regular, premium and super-premium products. Super-premium ice cream, such as Reed’s Ginger Ice Creams, is generally characterized by a greater richness and density than other kinds of ice cream. This higher quality ice cream generally costs more than other kinds and is usually marketed by emphasizing quality, flavor selection, texture and brand image. The International Ice Cream Association attributes almost all of the market growth over the past 10 years to sales of super-premium and premium ice creams, particularly the innovative products. Sales of premium and super-premium styles account for approximately 42% of the total industry revenues, versus approximately 15% for all the “light” formulations combined. (Source: CNN/Money, July 29, 2005.)

Our Products

We currently manufacture and sell 18 beverages, three candies and three ice creams. We make all of our products using premium all-natural ingredients.

We produce carbonated and non-carbonated products. Most sales of our beverage products are of our sodas. According to Spence Information Services (SPINS), which is the only sales information service catering to the natural food trade, for the 52 weeks ended April 21, 2007, Reed’s Ginger Brews and Virgil’s Root Beer and Cream Soda held seven of the top twelve items based on dollar sales among all sugar/fructose sweetened sodas in the natural products industry in the United States, with Reed’s Ginger Brew Extra holding the number one position and Reed’s Ginger Brews and Virgil’s Root Beer holding the top four positions.

Our carbonated products include six varieties of Reed’s Ginger Brews, Virgil’s Root Beer and Cream Sodas, Virgil’s low calorie, herbally enhanced Root Beer and low calorie, herbally enhanced Cream Sodas, China Cola and Cherry China Cola. We also sell four varieties of a new line of non-carbonated Ginger Brews called Reed’s Ginger Juice Brews.

Our candy products include Reed’s Crystallized Ginger Candy, Reed’s Crystallized Ginger Baking Bits and Reed’s Ginger Candy Chews.

Our ice cream products include Reed’s Original Ginger Ice Cream, Reed’s Chocolate Ginger Ice Cream and Reed’s Green Tea Ginger Ice Cream.

Beverages

Reed’s Ginger Brews

Ginger ale is the oldest known soft drink. Before modern soft drink technology existed, non-alcoholic beverages were brewed at home directly from herbs, roots, spices, and fruits. These handcrafted brews were then aged like wine and highly prized for their taste and their tonic, health-giving properties. Reed’s Ginger Brews are a revival of this home brewing art and we make them with care and attention to wholesomeness and quality, using the finest fresh herbs, roots, spices, and fruits. Our expert brew masters brew each batch and age it with great pride.

We believe that Reed’s Ginger Brews are unique in their kettle brewed origin among all mass-marketed soft drinks. Reed’s Ginger Brews contain between 8 and 26 grams of fresh ginger in every 12-ounce bottle. We use no refined sugars as sweeteners. Our products differ from commercial soft drinks in three particular characteristics: sweetening, carbonation and coloring for greater adult appeal. Instead of using injected-based carbonation, we produce our carbonation naturally, through slower, beer-oriented techniques. This process produces smaller, longer lasting bubbles that do not dissipate rapidly when the bottle is opened. We do not add coloring. The color of our products comes naturally from herbs, fruits, spices, roots and juices.

In addition, since Reed’s Ginger Brews are pasteurized, they do not require or contain any preservatives. In contrast, modern commercial soft drinks generally are produced using natural and artificial flavor concentrates prepared by flavor laboratories, tap water, and highly refined sweeteners. Typically, manufacturers make a centrally processed concentrate that will lend itself to a wide variety of situations, waters, and filling systems. The final product is generally cold-filled and requires preservatives for stability. Colors are added that are either natural, although highly processed, or artificial.

In addition, while we make no claim as to any medical or therapeutic benefits of our products, we have found friends and advocates among alternative, holistic, naturopathic, and homeopathic medical practitioners, dieticians and medical doctors, who tell us that they recommend Reed’s Extra Ginger Brew for their patients as a simple way to ingest a known level of ginger. The United States Food and Drugs Administration (FDA) include ginger on their GRAS (generally recognized as safe) list. However, neither the FDA nor any other government agency officially endorses or recommends the use of ginger as a dietary supplement.

We currently manufacture and sell six varieties of Reed’s Ginger Brews:

•
Reed’s Original Ginger Brew was our first creation, and is a Jamaican recipe for homemade ginger ale using 17 grams of fresh ginger root, lemon, lime, honey, fructose, pineapple, herbs and spices. Reed’s Original Ginger Brew is 20% fruit juice.

•	Reed’s Extra Ginger Brew is the same approximate recipe, with 26 grams of fresh ginger root for a stronger bite. Reed’s Extra Ginger Brew is 20% fruit juice.

•	Reed’s Premium Ginger Brew is the no-fructose version of Reed’s Original Ginger Brew, and is sweetened only with honey and pineapple juice. Reed’s Premium Ginger Brew is 20% fruit juice.

•	Reed’s Raspberry Ginger Brew is brewed from 17 grams of fresh ginger root, raspberry juice and lime. Reed’s Raspberry Ginger Brew is 20% raspberry juice and is sweetened with fruit juice and fructose.

•
Reed’s Spiced Apple Brew uses 8 grams of fresh ginger root, the finest tart German apple juice and such apple pie spices as cinnamon, cloves and allspice. Reed’s Spiced Apple Brew is 50% apple juice and sweetened with fruit juice and fructose.

•
Reed’s Cherry Ginger Brew is the newest addition to our Ginger Brew family, and is naturally brewed from: filtered water, fructose, fresh ginger root, cherry juice from concentrate and spices. Reed’s Cherry Ginger Brew is 22% cherry juice.

All six of Reed’s Ginger Brews are offered in 12-ounce bottles and are sold in stores as singles, in four-packs and in 24-bottle cases. Reed’s Original Ginger Brew is sold by select retailers in a special 12-pack. Reed’s Spiced Apple Brew is now available in a 750 ml. champagne bottle.

Virgil’s Root Beer and Low Calorie, Herbally Enhanced Root Beer

Over the years, Virgil’s Root Beer has won numerous awards and has a reputation among many as one of the best root beers made anywhere. Virgil’s Root Beer won the “Outstanding Beverage” award at the NASFT’s International Fancy Food and Confection Show in 1997.

Virgil’s is a premium root beer. We use all-natural ingredients, including filtered water, unbleached cane sugar, anise from Spain, licorice from France, bourbon vanilla from Madagascar, cinnamon from Sri Lanka, clove from Indonesia, wintergreen from China, sweet birch and molasses from the southern United States, nutmeg from Indonesia, pimento berry oil from Jamaica, balsam oil from Peru and cassia oil from China.

We collect these ingredients worldwide and gather them together at the brewing and bottling facilities we use in the United States and Germany. We combine and brew these ingredients under strict specifications and finally heat-pasteurize Virgil’s Root Beer, to ensure quality.

We sell Virgil’s Root Beer in four packaging styles: 12-ounce bottles in a four-pack, a special ceramic-swing-lid style pint bottle, a 5-liter self-tapping party keg and a draught “pony keg.”

In 2007, we launched a low calorie, herbally enhanced version of our Virgil’s Root Beer in 12-ounce bottles.

Virgil’s Cream Soda and Low Calorie, Herbally Enhanced Cream Soda

We launched Virgil’s Cream Soda in January 2004. We make this product with the same attention to quality that makes Virgil’s Root Beer so popular.

Virgil’s Cream Soda is a gourmet cream soda. We brew Virgil’s Cream Soda the same way we brew Virgil’s Root Beer. We use all-natural ingredients, including filtered water, unbleached cane sugar and bourbon vanilla from Madagascar.

Virgil’s Cream Soda is currently sold in 12-ounce long neck bottles in colorful 4-packs, a 5-liter party keg version and in our draught format.

In 2006, we expanded our product line to include Virgil’s Black Cherry Cream Soda in a 12-ounce bottle.

In 2007, we launched low calorie, herbally enhanced versions of our Virgil’s Cream Soda and Black Cherry Cream Soda in 12-ounce bottles.

China Cola

We consider China Cola to be the best tasting and most natural cola in the world. We restored China Cola to its original delicious blend of raw cane sugar, imported Chinese herbs, essential oils and natural spices. China Cola contains no caffeine. It comes in two varieties, Original China Cola and Cherry China Cola.

Original China Cola is made from filtered water, raw cane sugar, szechwan poeny root, cassia bark, Malaysian vanilla, oils of lemon, oil of lime, oil of orange, nutmeg, clove licorice, cardamom, caramel color, citric acid and phosphoric acid.

Cherry China Cola is made from the same ingredients as Original China Cola, with the addition of natural cherry flavor.

China Cola and Cherry China Cola sell as singles, in four-packs and in 24-bottle cases.

Reed’s Ginger Juice Brews

In May 2002, we launched a new line of Ginger Brews called Reed’s Ginger Juice Brews. They are 100% juice products that are non-carbonated and brewed from organic fresh ginger root and sweetened with organic juices. We created this product, in part, in response to a strong trend we have seen toward organic ingredients and non-carbonated beverages in the marketplace. We intend to extend our Ginger Brew line and believe that these new flavors will cater to the growing market for organic non-carbonated beverages.

All four of our Reed’s Ginger Juice Brews contain: filtered water, organic fresh ginger root, and organic white grape juice from concentrate. Specifically,

•	Reed’s Lemon Guava Ginger Juice Brew adds guava juice from concentrate and lemon juice from concentrate.

•	Reed’s Strawberry Kiwi Ginger Juice Brew adds organic strawberry juice from concentrate and organic kiwi juice from concentrate.

•	Pineapple Orange Ginger Juice Brew adds organic pineapple juice from concentrate, organic orange juice from concentrate, and organic lime juice from concentrate.

•	Reed’s Cranberry Raspberry Ginger Juice Brew adds cranberry juice from concentrate, and organic raspberry juice from concentrate.

Reed’s Ginger Juice Brews drinks come in a 16-ounce juice bottle as singles or in cases of 12 and 24 bottles.

Reed’s Ginger Candies

Reed’s Crystallized Ginger Candy

Reed’s Crystallized Ginger was the first crystallized ginger on the market in the United States to be sweetened with raw cane instead of refined white sugar. Reed’s Crystallized Ginger is custom-made for us in Fiji.

The production process is an ancient one that has not changed much over time. After harvesting baby ginger (the most tender kind), the root is diced and then steeped for several days in large vats filled with simmering raw cane syrup. The ginger is then removed and allowed to crystallize into soft, delicious nuggets. Many peoples of the islands have long enjoyed these treats for health and pleasure.

We sell this product in 3.5-ounce bags, 10-ounce enameled, rolled steel gift tins, 16-ounce re-sealable Mylar bags, and in bulk. We also sell Reed’s Crystallized Ginger Baking Bits in bulk.

Reed’s Ginger Candy Chews

For many years, residents of Southeast Asia from Indonesia to Thailand have enjoyed soft, gummy ginger candy chews. We sell Reed’s Ginger Candy Chews individually wrapped in soft-packs of ten candies and as individually wrapped loose pieces in bulk. Reed’s has taken them a step further, adding more ginger, using no gelatin (vegan-friendly) and making them slightly easier to unwrap than their Asian counterparts.

Reed’s Ginger Candy Chews are made for us in Indonesia from sugar, maltose (malt sugar), ginger, and tapioca starch.

Reed’s Ginger Ice Creams

We make Reed’s Ginger Ice Creams with 100% natural ingredients, using the finest hormone-free cream and milk. We combine fresh milk and cream with the finest natural ginger puree, Reed’s Crystallized Ginger Candy and natural raw cane sugar to make a delicious ginger ice cream with a super premium, ultra-creamy texture and Reed’s signature spicy-sweet bite. Our ice creams are made for us, according to our own recipes, at a dairy in upstate New York.

We sell three Reed’s Ginger Ice Cream products:

•	Reed’s Original Ginger Ice Cream made from milk, cream, raw cane sugar, Reed’s Crystallized Ginger Candy (finest ginger root, raw cane sugar), ginger puree, and guar gum (a natural vegetable gum),

•
Chocolate Ginger Ice Cream made from milk, cream, raw cane sugar, finest Belgian cocoa (used to make Belgian chocolate), Reed’s Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), chocolate shavings (sugar, unsweetened chocolate, Belgian cocoa, soy lecithin and real vanilla), ginger puree, and guar gum (a natural vegetable gum) creating the ultimate chocolate ginger ice cream, and

•
Reed’s Green Tea Ginger Ice Cream made from milk, cream, the finest green tea, raw cane sugar, ginger puree, Reed’s Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), and guar gum (a natural vegetable gum) creating the ultimate green tea ginger ice cream.

We sell Reed’s Ginger Ice Creams in pint containers and cases of eight pints. We also intend to supply Reed’s Ginger Ice Creams in foodservice volume packaging.

New Product Development

We are always working on developments to continue expanding from our Reed’s Ginger Brews, Virgil’s product line, Reed’s Ginger Juice Brew, Reed’s Ginger Ice Cream, and Reed’s Ginger Candy product lines and packaging styles. However, research and development expenses in the last two years have been nominal. We intend to expend some, but not a significant amount, of funds on research and development for new products and packaging. We intend to introduce new products and packaging as we deem appropriate from time to time for our business plan.

Among the advantages of our owned and self-operated Brewery are the flexibility to try innovative packaging and the capability to experiment with new product flavors at less cost to our operations or capital. Currently, we sell a half-liter Virgil’s Root Beer swing-lid bottle that is made for us in Europe. We intend to produce several of our beverages in one-liter swing-lid bottles in the United States. Our Reed’s Original Ginger Brew, Extra Ginger Brew and Spiced Apple Brew are available in a 750 ml. champagne bottle and other products are planned to be available with this packaging in the near future.

Manufacture of Our Products

We produce our carbonated beverages at two facilities:

•	a facility that we own in Los Angeles, California, known as The Brewery, at which we produce certain soda products for the western half of the United States, and

•
a packing, or co-pack, facility in Pennsylvania, known as the Lion Brewery, with which they contract to supply us with product we do not produce at The Brewery. The term of our agreement with Lion Brewery expires on May 31, 2009 and renews automatically for successive two-year terms unless terminated by either party. The Lion Brewery assembles our products and charges us a fee, generally by the case, for the products they produce.

Our west coast Brewery facility is running at 50% of capacity. We have had difficulties with the flavor of our Ginger Brew products produced at the Brewery. As a result, we continue to supply our Ginger Brew products at the Brewery from our east coast co-packing facility, thereby causing us to incur increased freight and warehousing expenses on our products. Management is committed to selling a high quality, great tasting product and has elected to continue to sell certain of our Ginger Brew products produced from our east coast facility on the west coast, even though it negatively impacts our gross margins. As we are able to more fully utilize the Brewery, we believe that we will experience improvements in gross margins due to freight and production savings. We are continuing to improve the Brewery’s operations and to work on the issue of our Ginger Brew product flavoring. In addition, increased production of our non-Ginger Brew flavored soda products, as well as the purchase of certain production equipment in the second quarter of 2007 has enabled us to increase plant usage.

Our Ginger Juice Brews are co-packed for us at H.A. Ryder in Northern California. We supply all the ingredients and packaging. The co-pack facility assembles our products and charges us a fee, by the case. Our ice creams are co-packed for us at Ronnybrooke dairy in upstate New York. We supply all the flavor additions and packaging and the dairy supplies the ice cream base. The co-pack facility assembles our products and charges us a fee, by the unit produced for us. We have half-liter swing-lid bottles of our Virgil’s Root Beer line co-packed for us at the Hofmark Brewery in southern Germany. The co-pack facility assembles our products and charges us a fee by the unit they produce for us. Our arrangements with H.A Ryder, Ronnybrooke Dairy and Hofmark Brewery are on an order by order by basis.

We follow a “fill as needed” manufacturing model to the best of our ability and we have no significant backlog of orders.

Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. Reed’s Crystallized Ginger is made to our specifications in Fiji. Reed’s Ginger Candy Chews are made to our specifications in Indonesia, and we repackage them at the Brewery in Los Angeles.

Generally, we obtain the ingredients used in our products from domestic suppliers and each ingredient has several reliable suppliers. We have no major supply contracts with any of our suppliers. As a general policy, we pick ingredients in the development of our products that have multiple suppliers and are common ingredients. This provides a level of protection against a major supply constriction or calamity.

We believe that as we continue to grow, we will be able to keep up with increased production demands. We believe that the Brewery has ample capacity to handle increased West Coast business. To the extent that any significant increase in business requires us to supplement or substitute our current co-packers, we believe that there are readily available alternatives, so that there would not be a significant delay or interruption in fulfilling orders and delivery of our products. In addition, we do not believe that growth will result in any significant difficulty or delay in obtaining raw materials, ingredients or finished product that is repackaged at the Brewery.

Our Primary Markets

We target a niche in the soft drink industry known as New Age beverages. The soft drink industry generally characterizes New Age Beverages as being made more naturally, with upscale packaging, and often creating and utilizing new and unique flavors and flavor combinations.

The New Age beverage segment is highly fragmented and includes such competitors as SoBe, Snapple, Arizona, Hansen’s and Jones Soda, among others. These brands have the advantage of being seen widely in the national market and being commonly well known for years through well-funded ad campaigns. Despite our products’ having a relatively high price for a premium beverage product, no mass media advertising and a relatively small presence in the mainstream market compared to many of our competitors, we believe that results to date demonstrate that Reed’s Ginger Brews and Virgil’s sodas are making market inroads among these significantly larger brands. See “Business - Competition.”

We sell the majority of our products in natural food stores, mainstream supermarket chains and foodservice locations, primarily in the United States and, to a lesser degree, in Canada.

Natural Food Stores

Our primary and historical marketing source of our products has been natural food and gourmet stores. These stores include Whole Foods Market, Wild Foods, Trader Joe’s and Wild Oats. We also sell in gourmet restaurants and delis.

We believe that our products have achieved a leading position in their niche in the fast-growing natural food industry.

With the advent of large natural food store chains and specialty merchants, the natural foods segment continues to grow each year in direct competition with the mainstream grocery trade.

Mainstream Supermarkets and Retailers

We sell our products in over 1,000 mainstream supermarkets throughout the United States, and to a lesser extent, in Canada. These stores include national and regional supermarket chains, such as Kroger, Ralph’s, Raley’s, Safeway and Winn-Dixie. Generally, these stores market our products in specialty natural and gourmet sections within the stores, although we are increasing our presence in mainstream soft drink sections in these stores.

Supermarkets, particularly supermarket chains and prominent local supermarkets, often impose slotting fees before permitting new product placements in their store or chain. These fees can be structured to be paid one-time only or in installments. We pursue broad-based slotting in supermarket chains throughout the United States and, to a lesser degree, in Canada. However, our direct sales team in Southern California and our national sales management team have been able to place our products without having to pay slotting fees much of the time. However, slotting fees for new placements normally cost between $10 and $100 per store per new item placed.

We also sell our products to large national retailers who place our products within their national distribution streams. These retailers include Costco, Sam’s Club and Trader Joe’s.

Foodservice Placement

We also market our beverage products to industrial cafeterias, bars and restaurants. We intend to place our beverage products in stadiums, sports arenas, concert halls, theatres, and other cultural centers as a long-term marketing plan. In addition, we plan to market our ice creams in restaurants nationwide.

International Sales

We have developed a limited market for our products in Canada, Europe and Asia. Sales outside of North America currently represent less than 1% of our total sales. Sales in Canada represent about 1.3% of our total sales.

The European Union is an open market for Reed’s with access to that market due in part to the ongoing production of Virgil’s Special Extra Nutmeg Root Beer in Germany. We market our products in Europe through a master distributor in Amsterdam and sub-distributors in the Netherlands, Denmark, the United Kingdom and Spain. We are currently negotiating with a Dutch company in Amsterdam for wider European distribution.

American Trading Corp. in Japan orders our products on a regular basis for distribution in Japan. We are holding preliminary discussions with other trading companies and import/ export companies for the distribution of our products throughout Japan, China and the rest of Asia. We believe that these areas are a natural fit for Reed’s ginger products, because of the importance of ginger in Asian diet and nutrition.

Distribution, Sales and Marketing

We currently have a national network of mainstream, natural and specialty food distributors in the United States and Canada. We sell directly to our distributors, who in turn sell to retail stores. We also use our own sales group and independent sales representatives to promote our products for our distributors and direct sales to our retail customers. In Southern California, we have our own direct distribution in addition to other local distributors. We plan to expand our direct distribution into other markets.

One of the main goals of our sales and marketing efforts is to increase the number of sales people and distributors focused on growing our brands. Where a market does not support or lend itself to direct distribution, we intend to enlist local mainstream beverage distributors to carry our products. Our increased efforts in marketing also will require us to hire additional sales representatives and other marketing expenses. We plan to hire additional sales people, as needed, to support both the expansion of our existing direct distribution and to grow sales through mainstream distributors.

Recently, we brought on new distributors in the following markets: Connecticut, New Hampshire, Oregon, Washington (state), Minnesota, Michigan, Ohio, parts of New York and Massachusetts, Pennsylvania, California and Texas.

We currently maintain two separate sales organizations, one of which handles natural food store sales and the other of which handles mainstream store sales. We currently have three in-house sales managers and eleven independent sales representatives. These sales forces consist of in-house sales managers and independent sales representatives who support our distributors and direct selling efforts. The natural food store sales force works mainly in the natural and gourmet food stores serviced by natural and gourmet distributors. Representatives are responsible for the accounts in their territory and they stay on a focused schedule of visits to maintain store and distributor relationships. In the future, we intend to integrate both our distribution and sales forces.

Our sales force markets existing products, run promotions and introduce new items. Our in-house sales managers are responsible for the distributor relationships and larger chain accounts that require headquarter sales visits and managing our independent sales representatives.

We also offer our products and promotional merchandise directly to consumers via the Internet through our website, www.reedsgingerbrew.com.

Marketing to Distributors

We market to distributors using a number of marketing strategies, including direct solicitation, telemarketing, trade advertising and trade show exhibition. These distributors include natural food, gourmet food, and mainstream distributors. Our distributors sell our products directly to natural food, gourmet food and mainstream supermarkets for sale to the public. We maintain direct contact with the distributors through our in-house sales managers. In limited markets, where use of our direct sales managers is not cost-effective, we utilize food brokers and outside representatives.

Marketing to Retail Stores

We market to retail stores by utilizing trade shows, trade advertising, telemarketing, direct mail pieces and direct contact with the store. Our sales managers and representatives visit these retail stores to sell directly in many regions. Sales to retail stores are coordinated through our distribution network and our regional warehouses.

Direct Sales and Distribution

In June 2003, we started Direct Sales and Distribution (DSD) to stores in Southern California, using a direct hired sales team and our delivery trucks. Our in-house sales manager works directly with our new route drivers and with distributors in the Southern California area. A DSD system allows us to have greater control over our marketing efforts, as we become less dependent on distributors who have relationships with our competitors. We hope to expand our DSD network to areas outside of Southern California as our resources will allow.

Southern California sales represented approximately $1,040,000 and $750,000 in 2006 and 2005, respectively. These new direct-distribution accounts also include retail locations, including many new independent supermarkets, “mom and pop” markets and foodservice locations. In addition, direct distribution facilitates our new placements at hospitals, the Getty Center in Los Angeles, Fox Studios and other cultural and institutional accounts.

Marketing to Consumers

Advertising. We utilize several marketing strategies to market directly to consumers. Advertising in targeted consumer magazines such as “Vegetarian Times” and “New Age” magazine, in-store discounts on the products, in-store product demonstration, street corner sampling, coupon advertising, consumer trade shows, event sponsoring and our website www.reedsgingerbrew.com are all among current consumer-direct marketing devices.

In-Store Draught Displays. As part of our marketing efforts, we have started to offer in-store draught displays, or Kegerators. While we believe that packaging is an important part of making successful products, we also believe that our products and marketing methods themselves need to be exceptional to survive in today’s marketplace. Our Kegerator is an unattended, in-store draught display that allows a consumer to sample our products at a relatively low cost per demonstration. Stores offer premium locations for these new, and we believe unique, draught displays.

On Draught Program. Our West Coast Brewery has initiated an on-draught program. We have installed draught locations at Fox Studios commissaries and in approximately 12 restaurants in Southern California. Currently, we are serving Virgil’s Root Beer, Virgil’s Cream Soda, and Reed’s Extra Ginger Brew on draught. In addition, all of our other carbonated drinks are available in draught format.

Proprietary Coolers. The placement of in-store branded refrigerated coolers by our competitors has proven to have a significant positive effect on their sales. We are currently testing our own Reed’s branded coolers in a number of locations.

Competition

The beverage industry is highly competitive. The principal areas of competition are pricing, packaging, development of new products and flavors and marketing campaigns. Our products compete with a wide range of drinks produced by a relatively large number of manufacturers. Most of these brands have enjoyed broad, well-established national recognition for years, through well-funded ad and other branding campaigns. In addition, the companies manufacturing these products generally have greater financial, marketing and distribution resources than we do.

Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. We also compete for distributors who will concentrate on marketing our products over those of our competitors, provide stable and reliable distribution and secure adequate shelf space in retail outlets. As a result of competitive pressures in the New Age beverage categories, we may not be able to gain market share and may lose market share or experience price erosion.

We believe that our innovative beverage recipes and packaging and use of premium ingredients and a trade secret brewing process and that our commitment to the highest quality standards and brand innovation provide us with a competitive advantage.

Our premium New Age beverage products compete generally with all liquid refreshments and in particular with numerous other New Age beverages, including: SoBe, Snapple, Mistic, IBC, Stewart’s, Henry Weinhard, Arizona, Hansen’s, Knudsen & Sons and Jones Sodas.

Our Virgil’s and China Cola lines compete with a number of other natural soda companies, including Stewarts, IBC, Henry Weinhard, Blue Sky, A&W and Natural Brews.

We also generally compete with other traditional soft drink manufacturers and distributors, such as Coke and Pepsi.

Reed’s Crystallized Ginger Candy competes primarily with other candies and snacks in general and, in particular, with other ginger candies. The main competitors in ginger candies are Royal Pacific, Australia’s Buderim Ginger Company, and Frontier Herbs. We believe that Reed’s Crystallized Ginger Candy is the only one among these brands that is sulfur-free.

Reed’s Ginger Ice Creams compete primarily with other premium and super-premium ice cream brands. Our principal competitors in the ice cream business are Haagen-Dazs, Ben & Jerry’s, Godiva, Starbucks, Dreyer’s and a number of smaller natural food ice cream companies.

Proprietary Rights

We own trademarks that we consider material to our business, including Reed’s, Virgil’s and China Cola. Three of our material trademarks are registered trademarks in the U.S. Patent and Trademark Office: Virgil’s®, Reed’s® and China Cola®. Registrations for trademarks in the United States will last indefinitely as long as we continue to use and police the trademarks and renew filings with the applicable governmental offices. We have not been challenged in our right to use any of our material trademarks in the United States. We intend to obtain international registration of certain trademarks in foreign jurisdictions, as we see fit.

In addition, we consider our finished product and concentrate formulae, which are not the subject of any patents, to be trade secrets. Our brewing process is a trade secret. This process can be used to brew flavors of beverages other than ginger ale and ginger beer, such as root beer, cream soda, cola, and other spice and fruit beverages. We have not sought any patents on our brewing processes because we would be required to disclose our brewing process in patent applications.

We generally use non-disclosure agreements with employees and distributors to protect our proprietary rights.

Government Regulation

The production, distribution and sale in the United States of many of our products is subject to the Federal Food, Drug and Cosmetic Act, the Dietary Supplement Health and Education Act of 1994, the Occupational Safety and Health Act, various environmental statutes and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. California law requires that a specific warning appear on any product that contains a component listed by the State as having been found to cause cancer or birth defects. The law exposes all food and beverage producers to the possibility of having to provide warnings on their products because the law recognizes no generally applicable quantitative thresholds below which a warning is not required. Consequently, even trace amounts of listed components can expose affected products to the prospect of warning labels. Products containing listed substances that occur naturally in the product or that are contributed to the product solely by a municipal water supply are generally exempt from the warning requirement. While none of our beverage products are required to display warnings under this law, we cannot predict whether an important component of any of our products might be added to the California list in the future. We also are unable to predict whether or to what extent a warning under this law would have an impact on costs or sales of our products.

Measures have been enacted in various localities and states that require that a deposit be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in certain states and localities and in Congress, and we anticipate that similar legislation or regulations may be proposed in the future at the local, state and federal levels, both in the United States and elsewhere. Any such legislative or regulatory changes may have a negative impact on our sales, operating costs and gross margins.

Our facilities in the United States are subject to federal, state and local environmental laws and regulations. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect upon our capital expenditures, net income or competitive position.

Environmental Matters

Our primary cost of environmental compliance is in recycling fees, which approximated $185,000 in 2006. This is a standard cost of doing business in the soft drink industry.

In California, and in certain other states where we sell our products, we are required to collect redemption values from our customers and remit those redemption values to the state, based upon the number of bottles of certain products sold in that state.

In certain other states and Canada where our products are sold, we are also required to collect deposits from our customers and to remit such deposits to the respective state agencies based upon the number of cans and bottles of certain carbonated and non-carbonated products sold in such states.

Employees

We currently have 60 full-time employees, as follows: 3 in general management, 31 in sales and marketing support, 6 in operations and 20 in production. We employ additional people on a part-time basis as needed. We currently have 2 part time employees.

We have never participated in a collective bargaining agreement. We believe that the relationship with our employees is satisfactory.

Properties

We own an 18,000 square foot warehouse, known as the Brewery, at 13000 South Spring Street in an unincorporated area of Los Angeles County, near downtown Los Angeles. The property is located in the Los Angeles County Mid-Alameda Corridor Enterprise Zone. Businesses located in the enterprise zone are eligible for certain economic incentives designed to stimulate business investment, encourage growth and development and promote job creation.

We purchased the facility in December 2000 for a purchase price of $850,000, including a down payment of $102,000. We financed approximately $750,000 of the purchase price with a loan from U.S. Bank National Association, guaranteed by the United States Small Business Administration. We also obtained a building improvement loan for $168,000 from U.S. Bank National Association, guaranteed by the United States Small Business Administration. Christopher J. Reed, our founder and Chief Executive Officer, personally guaranteed both loans. Both loans are due and payable on November 29, 2025, with interest at the New York prime rate plus 1%, adjusted monthly, with no cap or floor. As of December 31, 2006, the principal and interest payments on the two loans combined were $7,237 per month. This facility serves as our principal executive offices, our West Coast Brewery and bottling plant and our Southern California warehouse facility.

In August 2007, we acquired a property adjacent to the Brewery for approximately $1,730,000. We intend to use the facility to store finished goods inventory. No major renovations are expected to be made to the property in order for it to attain its intended use.

Legal Proceedings

From time to time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering. These securities represented all of the shares issued in connection with the initial public offering prior to October 11, 2006. These shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission.

On August 12, 2006, we made a rescission offer to all holders of the outstanding shares that we believe are subject to rescission, pursuant to which we offered to repurchase these shares then outstanding from the holders. At the expiration of the rescission offer on September 18, 2006, the rescission offer was accepted by 32 of the offerees to the extent of 28,420 shares for an aggregate of $118,711.57, including statutory interest. The shares that were tendered for rescission were agreed to be purchased by others and not from our funds.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. With respect to the offerees who rejected the rescission offer, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering plus any statutory interest we may be required to pay. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws. However, we believe the rescission offer provides us with additional meritorious defenses against any future claims relating to these shares.

Except as set forth above, we believe that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, we believe that the final outcome of such claims and proceedings will not have a material adverse impact on our financial position, liquidity, or results of operations.

MANAGEMENT

General

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their death, resignation or removal. Officers serve at the discretion of the board of directors. Except as described below, there are no family relationships among any of our directors and executive officers. The board of directors held three meetings and adopted six unanimous written consents in lieu of meetings in 2006.

The following table sets forth certain biographical information with respect to our directors and executive officers:

Name	Position	Age

Christopher J. Reed	President, Chief Executive Officer and Chairman of the Board	48
Thierry Foucaut	Chief Operating Officer	42
David M. Kane	Chief Financial Officer	44
Rory Ahearn	Senior Vice President - Sales	56
Neal Cohane	Vice President - Sales	47
Robert T. Reed, Jr.	Vice President and National Sales Manager - Mainstream	51
Eric Scheffer	Vice President and National Sales Manager - Natural Foods	39
Robert Lyon	Vice President Sales - Special Projects	57
Judy Holloway Reed	Secretary and Director	47
Mark Harris	Director	50
Dr. Daniel S.J. Muffoletto, N.D.	Director	52
Michael Fischman	Director	51

Christopher J. Reed founded our company in 1987. Mr. Reed has served as our Chairman, President and Chief Executive Officer since our incorporation in 1991. Mr. Reed also served as our Chief Financial Officer from our incorporation until September 2007. Mr. Reed has been responsible for our design and products, including the original product recipes, the proprietary brewing process and the packaging and marketing strategies. Mr. Reed received a B.S. in Chemical Engineering in 1980 from Rennselaer Polytechnic Institute in Troy, New York.

Thierry Foucaut has been our Chief Operating Officer since May 2007. Prior to joining us, Mr. Foucaut worked for six years as Chief Operating Officer of Village Imports, a $30 million specialty foods and beverage distributor in California, where he created and launched a line of sparkling lemonades and managed the company’s operations including multiple warehouses and fleets of DSD delivery trucks. Mr. Foucaut spent 2000 with Eve.com, a leading San Francisco website specializing in retail sales of high end cosmetics. Mr. Foucaut worked for L’Oréal Paris from 1994 through 1999 with growing marketing and sales responsibilities, including Product Manager from September 1994 to May 1996, South Europe Marketing Coordinator from June 1996 to July 1998 and Duty Free Key Account Executive from July 1998 to December 1999, managing large airport and airline clients over several European countries. He earned a Master of Science degree from Ecole Centrale Paris in 1988, and an MBA from Harvard Business School in 1994.

David M. Kane has been our Chief Financial Officer since October 2007. Prior to joining us, Mr. Kane had served as the Interim Chief Financial Officer of National Lampoon, Inc. since December 2006. From April 2003 to November 2005, Mr. Kane was the Chief Financial Officer and Associate Executive Director at the UCLA Alumni Association. Since 2000, Mr. Kane has operated a financial consulting practice for entertainment and media companies. Prior to his consulting practice, Mr. Kane served as Chief Financial Officer of the Left Bank Organization, a record label and music management company. He also served as the Chief Financial Officer for GreatDomains.com, an internet start-up company which was eventually sold to VeriSign. Mr. Kane spent the early part of his career working as Director of Finance for Virgin Records and Chief Financial Officer of Focus Affiliates, a publicly held electronics distributor. Mr. Kane holds a B.A. degree in Psychology from the University of California at Los Angeles.

Rory Ahearn has been our Senior Vice President of Sales since August 2007. He has had approximately 30 years of experience in the beverage industry. He most recently served as the Director of Sales, Eastern Business Unit, for Red Bull North America. In his seven years with Red Bull, Mr. Ahearn was responsible for building a distributor network from New York to Virginia, as well as selecting, training and managing an on and off premise sales force in excess of 50 persons. In addition, he managed the brand’s expansion into the national account segment in grocery, convenience, club, drug and non traditional channels. From 1998 through June 2000, Mr. Ahearn was the Northeast Regional Marketing Manager for Heineken USA and was responsible for channel programming in the off and on premise segments, with a particular emphasis on channel grocery and convenience in the Northeast markets. Mr. Ahearn spearheaded programming in the sports marketing area with the Boston Bruins, and conducted significant work in marketing to the Hispanic community. From 1987 to 1988, Mr. Ahearn held various executive positions with the Coors Distributing Company of New York. Mr. Ahearn managed both the distribution centers, as well as the on and off premise sales teams. Mr. Ahearn began his career in the beverage business while employed at Joyce Beverages, in Forestville, Maryland and Norwalk, Connecticut, as a route salesman. Mr. Ahearn is a graduate of Pace University, Pleasantville New York with a B.A. degree in Communications.

Neal Cohane has been our Vice President of Sales since August 2007. From March 2001 until August 2007, Mr. Cohane served in various senior-level sales and executive positions for PepsiCo, most recently as Senior National Accounts Manager, Eastern Division. In this capacity, Mr. Cohane was responsible for all business development and sales activities within the Eastern Division. From March 2001 until November 2002, Mr. Cohane served as Business Development Manager, Non-Carbonated Division within PepsiCo where he was responsible for leading the non-carbonated category build-out across the Northeast Territory. From 1998 to March 2001, Mr. Cohane spent three years at South Beach Beverage Company, most recently as Vice President of Sales, Eastern Region. During his tenure as Vice President of Sales, Eastern Region, Mr. Cohane managed a team of approximately 35 employees and an independent network of approximately 100 distributors to drive increased category sales volume and market share. From 1986 to 1998, Mr. Cohane spent approximately twelve years at Coca-Cola of New York where he held various senior-level sales and managerial positions, most recently as General Manager New York. Mr. Cohane holds a B.S. degree in Business Administration from Merrimack College in North Andover, Massachusetts.

Robert T. Reed Jr. has been our Vice President and National Sales Manager - Mainstream since January 2004. Prior to joining us, Mr. Reed was employed with SunGard Availability Services from 1987 through 2003. He started with SunGard as an Account Manager. Over the years, Mr. Reed earned promotions to Director of Sales in 1989, Vice President of Sales in 1992 and Senior Vice President of Sales in 1997. In March 2000, Mr. Reed was appointed President of SunGard eSourcing, a subsidiary of SunGard Availability Services, with annual revenue in excess of $70 million and over 300 employees. He earned a Bachelors of Science degree in Business and Finance from Mount Saint Mary’s University in 1977. Mr. Reed is the brother of Christopher J. Reed, our Chairman, President and Chief Executive Officer.

Eric Scheffer has been our Vice President and National Sales Manager - Natural Foods since May 2001. From September 2000 to May 2001, Mr. Scheffer worked as Vice President of Sales for Rachel Perry Natural Cosmetics. Mr. Scheffer was national sales manager at Earth Science, Inc. from January 1999 to September 2000, where he managed the United States and Canadian outside sales force. Mr. Scheffer was national sales manager at USA Nutritionals from June 1997 to January 1999, where he led a successful effort bridging their marketing from natural foods to mainstream stores. He worked for Vita Source as Western sales manager from May 1994 to June 1997 and was their first sales representative.

Robert Lyon has been our Vice President Sales - Special Projects since June 2002. In that capacity, Mr. Lyon directs our Southern California direct sales and distribution program in mainstream markets. Over the past five years, Mr. Lyon also has operated an organic rosemary farm in Malibu, California, selling bulk to re-packagers. In the 1980s and 1990s, Mr. Lyon operated a successful water taxi service with 20 employees and eight vessels of his own design. He also built the national sales team for a jewelry company, Iberia, from 1982 through 1987. Mr. Lyon holds several U.S. patents. He earned a Business Degree from Northwestern Michigan University in 1969.

Judy Holloway Reed has been with us since 1992 and, as we have grown, has run the accounting, purchasing and shipping and receiving departments at various times since the 1990s. Ms. Reed has been one of our directors since June 2004, and our Secretary since October 1996. In the 1980s, Ms. Reed managed media tracking for a Los Angeles Infomercial Media Buying Group and was an account manager with a Beverly Hills, California stock portfolio management company. She earned a Business Degree from MIU in 1981. Ms. Reed is the wife of Christopher J. Reed, our Chairman, President and Chief Executive Officer.

Mark Harris has been a member of our board of directors since April 2005. Mr. Harris is an independent venture capitalist and has been retired from the work force since 2002. In late 2003, Mr. Harris joined a group of Amgen colleagues in funding NeoStem, Inc., a company involved in stem-cell storage, archiving, and research to which he is founding angel investor. From 1991 to 2002, Mr. Harris worked at biotech giant Amgen managing much of the company’s media production for internal use and public relations. Mr. Harris spent the decade prior working in the aerospace industry at Northrop with similar responsibilities.

Dr. Daniel S.J. Muffoletto, N.D. has been a member of our board of directors since April 2005. Dr. Muffoletto has practiced as a Naturopathic Physician since 1986. He has been chief executive officer of Its Your Earth, a natural products marketing company since June 2004. From 2003 to 2005, Dr. Muffoletto worked as sales and marketing director for Worthington, Moore & Jacobs, a Commercial Law League member firm serving FedEx, UPS, DHL and Kodak, among others. From 2001 to 2003, he was the owner-operator of the David St. Michel Art Gallery in Montreal, Québec. From 1991 to 2001, Dr. Muffoletto was the owner/operator of a Naturopathic Apothecary, Herbal Alter*Natives of Seattle, Washington and Ellicott City, Maryland. The apothecary housed Dr. Muffoletto’s Naturopathic Practice. Dr. Muffoletto received a Bachelors of Arts degree in Government and Communications from the University of Baltimore in 1977, and conducted postgraduate work in the schools of Public Administration and Publication Design at the University of Baltimore from 1978 to 1979. In 1986, he received his Doctorate of Naturopathic Medicine from the Santa Fe Academy of Healing, Santa Fe, New Mexico.

Michael Fischman has been a member of our board of directors since April 2005. Since 1998, Mr. Fischman has been President and chief executive officer of the APEX course, the corporate training division of the International Association of Human Values. In addition, Mr. Fischman is a founding member and the director of training for USA at the Art of Living Foundation, a global non-profit educational and humanitarian organization at which he has coordinated over 200 personal development instructors since 1997. Among Mr. Fischman’s personal development clients are the World Bank, Royal Dutch Shell, the United Nations, the US Department of Probation, the Washington, D.C. Police Department, and Rotary Clubs International.

Other than the relationships of Christopher J. Reed, Judy Holloway Reed, and Robert T. Reed, Jr., none of our directors or executive officers are related to one another.

Corporate Governance

We are committed to having sound corporate governance principles. We believe that such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board of Directors also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the Board of Directors.

Director Independence

The Board of Directors has determined that three members of our Board of Directors, Mr. Harris, Dr. Muffoletto and Mr. Fischman, are independent under the revised listing standards of The Nasdaq Stock Market, Inc. We intend to maintain at least two independent directors on our Board of Directors in the future.

Our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, are bound by a Code of Ethics that complies with Item 406 of Regulation S-B of the Exchange Act.

Board Structure and Committee Composition

As of the date of this prospectus, our Board of Directors has five directors and the following three standing committees: an Audit Committee, a Compensation Committee and a Nominations and Governance Committee. These committees were formed in January 2007.

US EURO Securities, Inc., the lead underwriter in our initial public offering, will have the right to designate an observer to our board of directors and each of its committees through the period ending December 12, 2011.

Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors and audits of financial statements. Specific responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our independent auditors, any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our Audit Committee is comprised of Dr. Muffoletto, Mr. Harris and Mr. Fischman. Dr. Muffoletto serves as Chairman of the Audit Committee. The Board of Directors has determined that the three members of the Audit Committee are independent under the rules of the SEC and the Nasdaq National Market and that Dr. Muffoletto qualifies as an “audit committee financial expert,” as defined by the rules of the SEC. Our Board of Directors has adopted a written charter for the Audit Committee meeting applicable standards of the SEC and the Nasdaq National Market.

Compensation Committee. Our Compensation Committee assists our Board of Directors in determining and developing plans for the compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity compensation plans.

Our Compensation Committee is comprised of Dr. Muffoletto, Mr. Harris and Mr. Fischman. The Board of Directors has determined that all of the members of the Compensation Committee are independent under the rules of the Nasdaq National Market. Our Board of Directors has adopted a written charter for the Compensation Committee.

Nominations and Governance Committee. Our Nominations and Governance Committee assists the Board of Directors by identifying and recommending individuals qualified to become members of our Board of Directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors; and

•	evaluating and recommending candidates for election to our Board of Directors.

Our Nominations and Governance Committee is comprised of Dr. Muffoletto and Mr. Fischman. The Board of Directors has determined that all of the members of the Nominations and Governance Committee are independent under the rules of the Nasdaq National Market. Our Board of Directors has adopted a written charter for the Nominations and Corporate Governance Committee.

Executive Compensation

The following table sets forth certain information concerning compensation of certain of our executive officers, including our Chief Executive Officer and all other executive officers, or the Named Executives, whose total annual salary and bonus exceeded $100,000, for the years ended December 31, 2006, 2005 and 2004:
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

Christopher J. Reed, Chief Executive Officer	2006	$150,000	0	0	0	0	0	0	$150,000
	2005	$150,000	0	0	0	0	0	0	$150,000
	2004	$150,000	0	0	0	0	0	0	$150,000

None of our other employees received total compensation in excess of $100,000 during the years ended December 31, 2004, 2005 and 2006.

Option/SAR Grants to Executive Officers

No Named Executive Officers has received or exercised any stock awards, stock options or SARs during 2006, or otherwise were the beneficial owners of any stock awards, stock options or SARs at December 31, 2006.

Director Compensation

Prior to the fourth quarter of 2006, we did not pay any compensation to our non-employee directors for their attendance at board meetings. During the fourth quarter of 2006, we began a policy of compensating our non-employee directors for their services. We pay each director, with the exception of Christopher J. Reed, $75 for each resolution submitted to the board of directors. During the year ended December 31, 2006, we paid each of our directors, other than Christopher J. Reed, an aggregate of $300 for their services on our Board of Directors.

Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our board of directors and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

Employment Agreements

We have entered into an at-will employment agreement with Thierry Foucaut, our Chief Operating Officer, which provides for an annualized salary of approximately $130,000 per year. In addition, we have granted Mr. Foucaut options to purchase up to 50,000 shares of common stock which vest over a three year period ending in 2010. Further, we have entered into an at-will employment agreement with David M. Kane, our Chief Financial Officer, which provides for an annualized salary of approximately $175,000 per year. In addition, we have granted Mr. Kane options to purchase up to 50,000 shares of common stock which vest over a three year period ending in 2010. Further, we have entered into an at-will employment agreement with Rory Ahearn, our Senior Vice President of Sales, which provides for an annualized salary of approximately $205,000 per year. In addition, we have granted Mr. Ahearn options to purchase up to 100,000 shares of common stock which vest over a three year period ending in 2010. Further, we have entered into an at-will employment agreement with Neal Cohane, our Vice President of Sales, which provides for an annualized salary of approximately $180,000 per year. In addition, we have granted Mr. Cohane options to purchase up to 75,000 shares of common stock which vest over a three year period ending in 2010.

Except as set forth above, there are no written employment agreements with any of our officers or key employees, including Christopher J. Reed. We do not have any agreements which provide for severance upon termination of employment, whether in context of a change of control or not.

2001 Stock Option Plan

Pursuant to our 2001 Stock Option Plan (the “2001 Plan”), we are authorized to issue options to purchase up to 500,000 shares of common stock. As of the date of this prospectus, 500,000 options have been issued under the 2001 Plan, of which 206,000 options have vested. On August 28, 2001, our board of directors adopted the 2001 Plan and the 2001 Plan was approved by our stockholders.

The 2001 Plan permits the grant of options to our employees, directors and consultants. The options may constitute either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or “non-qualified stock options.” The primary difference between “incentive stock options” and “non-qualified stock options” is that once an option is exercised, the stock received under an “incentive stock option” has the potential of being taxed at the more favorable long-term capital gains rate, while stock received by exercising a “non-qualified stock option” is taxed according to the ordinary income tax rate schedule.

The 2001 Plan is currently administered by the board of directors. The board of directors has full and final authority to select the individuals to receive options and to grant such options as well as a wide degree of flexibility in determining the terms and conditions of options, including vesting provisions.

The exercise price of an option granted under the 2001 Plan cannot be less than 100% of the fair market value per share of common stock on the date of the grant of the option. The exercise price of an incentive stock option granted to a person owning more than 10% of the total combined voting power of the common stock must be at least 110% of the fair market value per share of common stock on the date of the grant. Options may not be granted under the 2001 Plan on or after the tenth anniversary of the adoption of the 2001 Plan. Incentive stock options granted to a person owning more than 10% of the voting power of the common stock cannot be exercisable for more than five years.

When an option is exercised, the purchase price of the underlying stock will be paid in cash, except that the board of directors may permit the exercise price to be paid in any combination of cash, shares of stock having a fair market value equal to the exercise price, or as otherwise determined by the 2001 Plan administrator.

If an optionee ceases to be an employee, director, or consultant with us, other than by reason of death, disability, or retirement, all vested options may be exercised within three months following such event. However, if an optionee’s employment or consulting relationship with us terminates for cause, or if a director of ours is removed for cause, all unexercised options will terminate immediately. If an optionee ceases to be an employee or director of, or a consultant to us, by reason of death, disability, or retirement, all vested options may be exercised within one year following such event or such shorter period as is otherwise provided in the related agreement.

When a stock award expires or is terminated before it is exercised, the shares set aside for that award are returned to the pool of shares available for future awards.

No option can be granted under the 2001 Plan after ten years following the earlier of the date the 2001 Plan was adopted by the Board of Directors or the date the 2001 Plan was approved by our stockholders.

Limitation on Liability and Indemnification of Directors and Officers

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director.

Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to our amended bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We had three loans payable to Robert T. Reed, Sr., the father of our founder, President and Chief Executive Officer, Christopher J. Reed, in the aggregate principal amount of $252,358. These loans were made at various times between 1991 and 2003.

In November and December 2006, we issued an aggregate of 131,544 shares of common stock to Robert T. Reed, Sr., with respect to the conversion of an aggregate of $263,089 of the obligations, including $177,710 of principal and $85,379 of accrued interest, on such notes. In addition, we repaid $74,648 of principal and $25,625 of accrued interest, on the balance of such notes.

We had issued warrants to Mr. Reed to purchase up to 262,500 shares at $0.02 for his work in 1991 in helping the start up of our company. The original term of the warrants was until December 31, 1997. We extended the term of these warrants twice, once to December 31, 2000 and again to June 1, 2005. These extensions were granted in consideration of the extensions Mr. Reed had granted us on the repayment of his various loans made to us. These warrants were exercised in full on May 31, 2005.

In September 2004, Robert T. Reed Jr., our Vice President and National Sales Manager - Mainstream and a brother of Christopher J. Reed, pledged certain securities (which do not include any of our securities which are owned by Mr. Reed) in his personal securities account on deposit with Merrill Lynch as collateral for repayment of our line of credit. The amount of the line of credit is based on a percentage value of such securities. At December 31, 2006, the outstanding balance on the line of credit was $-0-, and there was approximately $701,000 available under the line of credit. The line of credit bears interest at a rate of 3.785% per annum plus LIBOR (9.1% as of December 31, 2006). In consideration for Mr. Reed’s pledging his stock account at Merrill Lynch as collateral, we have agreed to pay Mr. Reed 5% per annum of the amount we borrow from Merrill Lynch, as a loan fee. During the years ended December 31, 2006 and 2005, we paid Mr. Reed $28,125 and $15,250, respectively, under this agreement. In addition, Christopher J. Reed has pledged all of his shares of common stock to Robert T. Reed, Jr. as collateral for the shares pledged by Robert T. Reed, Jr. No payments were required to be made to pay Mr. Reed from January 1, 2007 through June 30, 2007 under this agreement.

We believe that the terms of each of the foregoing transactions were as favorable to us as the terms that would have been available to us from unaffiliated parties.

Beginning in January 2000, we extended an interest-free line of credit to one of our consultants, Peter Sharma, III who was a member of our board until January 27, 2006. In July 2005, a repayment schedule began at $1,000 per month and was to end with a balloon payment for the remaining balance, due on December 31, 2007. As of December 31, 2005, management chose to reserve the entire amount of the outstanding balance of $124,210. Management is pursuing collection efforts. Mr. Sharma was a registered representative of Brookstreet Securities Corporation until May 4, 2006. Brookstreet was one of the underwriters in our initial public offering. Mr. Sharma received compensation of approximately $28,000 through his former relationship with Brookstreet.

At the time of each of the transactions listed above, except for the loan in October 2003 from Robert T. Reed, Sr., we did not have any independent directors to ratify such transactions.

In 2005, we added three independent directors to our board. We will maintain at least two independent directors on our board in the future. The Board of Directors, inclusive of at least a majority of these independent directors, who did not have an interest in the transactions and had access, at our expense, to our or independent legal counsel, resolved to reauthorize all material ongoing and past transactions, arrangements and relationships listed above. In addition, all future material affiliated transactions and loans: (i) will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties, (ii) and any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our or independent legal counsel, and (iii) will comply with the Sarbanes-Oxley Act and other securities laws and regulations.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of common stock in connection with this offering. The shares may have been issued in violation of federal or state securities laws, or both, and may be subject to rescission. On August 12, 2006, we made a rescission offer to all holders of the outstanding shares that we believe are subject to rescission, pursuant to which we offered to repurchase these shares then outstanding from the holders. At the expiration of the rescission offer on September 18, 2006, the rescission offer was accepted by 32 of the offerees to the extent of 28,420 shares for an aggregate of $118,711.57, including statutory interest. This exposure amount was calculated by reference to the acquisition price of $4.00 per share for the common stock in connection with the earlier offering, plus accrued interest at the applicable statutory rate. If the rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these options and shares of up to approximately $1,332,624, plus statutory interest.

We had entered into agreements with Mark Reed and Robert T. Reed, Jr. (the “designated purchasers”) that they would irrevocably commit to purchase up to all of the shares in the rescission offer that are tendered to us for rescission. Each of the designated purchasers is a brother of Christopher J. Reed, our Chief Executive Officer and the Chairman of the Board of Directors. Robert T. Reed, Jr. also is our Vice President and National Sales Manager - Mainstream and a beneficial owner of approximately 4.44% of our common stock. We assigned to the designated purchasers the right to purchase any rescission shares at 100% of the amount required to pay the rescission price under applicable state law. Mark Reed agreed to purchase all of the rescission shares from stockholders who accepted the rescission offer. The shares that were tendered for rescission were agreed to be purchased by others and not from our funds. The rescission shares, purchased by the designated purchasers in the rescission offer, are deemed to be registered shares for the benefit of the designated purchasers pursuant to the registration statement filed by us relating to the rescission offer under the Securities Act, effective as of the commencement date of the rescission offer without any further action on the part of the designated purchasers. There are no assurances that we will not be subject to penalties or fines relating to these issuances. We believe that the rescission offer provides us with additional meritorious defenses against any future claims relating to these shares. This transaction was ratified by a majority of our independent directors who did not have an interest in the transactions and who had access, at our expense, to our or independent legal counsel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects, as of the date of this prospectus, the beneficial common stock ownership of: (a) each of our directors, (b) each named executive officer, (c) each person known by us to be a beneficial holder of 5% or more of our common stock, and (d) all of our directors and executive officers as a group.

Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated, the principal address of each director and listed executive officer is 13000 South Spring Street, Los Angeles, California 90061.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)

Directors and Named Executive Officers
Christopher J. Reed (2)	3,200,000	36.57
Judy Holloway Reed (2)	3,200,000	36.57
Mark Harris (3)	4,319	*
Dr. Daniel S.J. Muffoletto, N.D.	0	0
Michael Fischman	0	0
Directors and executive officers as a group (12 persons) (4)	3,732,101	41.47

5% or greater stockholders
Joseph Grace	500,000	5.71
Alma and Gabriel Elias (5)	1,318,724	14.65
 ____________

* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 8,749,721 shares of common stock outstanding as of the date of this prospectus.

(2)
Christopher J. Reed and Judy Holloway Reed are husband and wife. The same number of shares of common stock is shown for each of them, as they may each be deemed to be the beneficial owner of all of such shares. These shares have been pledged as collateral to Robert T. Reed, Jr. to secure a pledge of Mr. Reed of his shares as collateral for a line of credit extended to us.

(3)
Consists of: (i) 319 shares of common stock, and (ii) 4,000 shares of common stock, which can be converted at any time from 1,000 shares of Series A preferred stock. The address for Mr. Harris is 160 Barranca Road, Newbury Park, California 91320.

(4)
Includes three executive officers (including Robert T. Reed, Jr., our Executive Vice-President and National Sales Manager - Mainstream (282,282 shares of common stock, options exercisable into 50,000 shares of common stock, and 60,000 shares of common stock, which can be converted at any time from 15,000 shares of Series A preferred stock), Robert Lyon, our Vice President Sales - Special Projects (options to purchase up to 60,000 shares) and Eric Scheffer, our Vice President and National Sales Manager - Natural Foods (500 shares and options to purchase up to 75,000 shares)) who beneficially own in the aggregate of 527,782 shares of common stock. Does not include options to purchase up to 310,000 shares of common stock which vest in portions through the period ending December 2010.

(5)
Elias Family Charitable Trust, Alma and Gabriel Elias JTWROS and Wholesale Realtors Supply may be deemed to be affiliates of each other for purposes of calculating beneficial ownership of their securities in this table. The registered ownership of such stockholders is as follows: (a) Elias Family Charitable Trust (25,500 shares of common stock and warrants to purchase up to 10,000 shares of common stock), (b) Alma and Gabriel Elias JTWROS (376,000 shares of common stock and warrants to purchase up to 157,528 shares of common stock), and (c) Wholesale Realtors Supply (666,363 shares of common stock and warrants to purchase up to 83,333 shares of common stock).

DESCRIPTION OF OUR SECURITIES

We have the authority to issue 12,000,000 shares of capital stock, consisting of 11,500,000 shares of common stock, $0.0001 par value per share, and 500,000 of preferred stock, $10.00 par value per share, which can be issued from time to time by our board of directors on such terms and conditions as they may determine.

As of the date of this prospectus, there were 8,749,721 shares of common stock outstanding, and 48,621 shares of Series A preferred stock issued and outstanding.

We will not offer preferred stock to promoters, except on the same terms as it is offered to all other existing stockholders or to new stockholders. We will not authorize the issuance of preferred stock unless such issuance is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or their independent legal counsel.

The following description of our capital stock does not purport to be complete and is subject to, and is qualified by, our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part, and by the applicable provisions of Delaware law.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors.

We are a Delaware corporation and our certificate of incorporation does not provide for cumulative voting. However, we may be subject to section 2115 of the California Corporations Code. Section 2115 provides that, regardless of a company's legal domicile, specified provisions of California corporations law will apply to that company if the company meets requirements relating to its property, payroll and sales in California and if more than one-half of its outstanding voting securities are held of record by persons having addresses in California, and such company is not listed on certain national securities exchanges or on the Nasdaq National Market. Among other things, section 2115 may limit our ability to elect a classified board of directors and requires cumulative voting in the election of directors. Cumulative voting is a voting scheme which allows minority stockholders a greater opportunity to have board representation by allowing those stockholders to have a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled and to "cumulate" those votes for one or more director nominees. Generally, cumulative voting allows minority stockholders the possibility of board representation on a percentage basis equal to their stock holding, where under straight voting those stockholders may receive less or no board representation. The Supreme Court of Delaware has recently ruled, on an issue unrelated to voting for directors, that section 2115 is an unconstitutional exception to the “internal affairs doctrine” that requires the law of the incorporating state to govern disputes involving a corporation’s internal affairs, and is therefore inapplicable to Delaware corporations. The California Supreme Court has not definitively ruled on section 2115, although certain lower courts of appeal have upheld section 2115. As a result, there is a conflict as to whether section 2115 applies to Delaware corporations. Pending the resolution of these conflicts, we will not elect directors by cumulative voting.

Christopher J. Reed, our President, Chief Executive Officer and Chairman of the Board of Directors, holds approximately 36.69% of our outstanding common stock. Consequently, Mr. Reed, as our principal stockholder, has the power, and may continue to have the power, to have significant control over the outcome of any matter on which the stockholders may vote.

Holders of our common stock are entitled to receive dividends only if we have funds legally available and the Board of Directors declares a dividend.

Holders of our common stock do not have any rights to purchase additional shares. This right is sometimes referred to as a preemptive right.

Upon a liquidation or dissolution, whether in bankruptcy or otherwise, holders of common stock rank behind our secured and unsecured debt holders, and behind any holder of any series of our preferred stock.

There is a limited public market for our common stock.

Series A Preferred Stock

Holders of our Series A preferred stock are entitled to receive out of assets legally available, a 5% pro-rata annual non-cumulative dividend, payable in cash or shares, on June 30 th of each year commencing on June 30, 2005. The dividend can be paid in cash or, in the sole and absolute discretion of our board of directors, in shares of common stock based on their then fair market value. We cannot declare or pay any dividend on shares of our securities ranking junior to the preferred stock until the holders of our preferred stock have received the full non-cumulative dividend to which they are entitled. In addition, the holders of our preferred stock are entitled to receive pro rata distributions of dividends on an “as converted” basis with the holders of our common stock.

As of each of June 30, 2005, 2006 and 2007, we issued 7,362, 7,373 and 3,820 shares of our common stock in each such year, respectively, as a dividend to the holders of our Series A preferred stock based on a $29,470 accrued annual dividend payable for each of June 30, 2005 and 2006, and $27,770 for June 30, 2007.

In the event of any liquidation, dissolution or winding up of our operations, or if there is a change of control event, then, subject to the rights of the holders of our more senior securities, if any, the holders of our Series A preferred stock are entitled to receive, prior to the holders of any of our junior securities, $10.00 per share plus all accrued and unpaid dividends. Thereafter, all remaining assets will be distributed pro rata among all of our security holders.

At any time after June 30, 2007, we have the right, but not the obligation, to redeem all or any portion of the Series A preferred stock by paying the holders thereof the sum of the original purchase price per share, which was $10.00, plus all accrued and unpaid dividends.

The Series A preferred stock may be converted, at the option of the holder, at any time after issuance and prior to the date upon which such stock is redeemed, into four shares of common stock, subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalization, reclassification, and similar transactions. We are obligated to reserve out of our authorized but unissued shares of common stock a sufficient number of such shares to effect the conversion of all outstanding shares of Series A preferred stock.

Except as provided by law, the holders of our Series A preferred stock do not have the right to vote on any matters, including, without limitation, the election of directors. However, so long as any shares of Series A preferred stock are outstanding, we will not, without first obtaining the approval of at least a majority of the holders of the Series A preferred stock:

•	amend our certificate of incorporation or bylaws in any manner which adversely affects the rights of the Series A preferred stock, or

•
authorize or issue, or obligate ourselves to issue, any other equity security having a preference over, or being on a parity with, the Series A preferred stock with respect to dividends, liquidation, redemption or voting, including any other security convertible into or exercisable for any equity security other than shares of any senior class of preferred stock.

There is no public market for our Series A preferred stock and we do not intend to register such stock with the SEC or seek to establish a public market for the Series A preferred stock.

We will not issue any preferred stock in the future, unless the issuance of such preferred stock is approved by a majority our independent directors who do not have an interest in the transaction and have access, at our expense, to our or independent legal counsel.

Options and Warrants

As of the date of this prospectus, we had outstanding options and warrants to purchase an aggregate of 2,465,736 shares of our common stock, with a range of exercise prices from $2.00 to $10.01. The options and warrants expire at various dates between 2009 and 2012. We have outstanding options to purchase up to 797,500 shares of common stock at a weighted average exercise price of $6.03 per share, 500,000 of which were granted pursuant to our 2001 Stock Option Plan and 297,500 of which were granted outside of the 2001 Stock Option Plan. We have outstanding warrants to purchase up to 1,668,236 shares of common stock at a weighted average exercise price of $5.75 per share.

Warrants to purchase up to 749,995 shares which we issued in the second quarter of 2007 in a private placement, are callable for cancellation in whole, upon twenty days written notice to the warrant holders, at any time that the closing sale price of our common stock equals or exceeds $10.00 per share (and as adjusted from time to time pursuant to the provisions of the related warrant certificate) for a period of ten consecutive trading days.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation

Certain provisions of Delaware law and our certificate of incorporation could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Our Certificate of Incorporation and Bylaws include provisions that:

•	allow the Board of Directors to issue, without further action by the stockholders, up to 500,000 shares of undesignated preferred stock.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. The existence of this provision may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions of Delaware law and our certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SHARES ELIGIBLE FOR FUTURE SALE

There is a limited public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

As of the date of this prospectus, there were 8,749,721 shares of common stock outstanding. The shares of common stock being sold in this offering will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. All remaining outstanding shares were issued and sold by us in private transactions and those shares, as well as shares issuable on exercise of currently outstanding options and warrants are, or will be eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act. Of the shares of our common stock currently outstanding, 5,023,541 shares are “restricted securities” under the Securities Act.

Lock-In Arrangements

Our officers, directors and 5% or greater stockholders have entered into a written lock-in agreement placing restrictions on each such person from selling any of the shares of our common stock, warrants, options, convertible securities or rights which may be converted into or exercised to purchase shares of our common stock, or promotional shares, which they own or possess during the 24-month period ending December 12, 2008.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell upon expiration of the lock-in restrictions described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, or approximately 87,210 shares as of the date of this prospectus, or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.

Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act for shares of our common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issuable upon the exercise of options by employees. However, any of the shares registered on Form S-8 which are subject to selling restriction agreements will not be eligible for resale until the expiration of such selling restriction agreements.

Transfer Agent

We have engaged Transfer On-Line, Inc., Portland, Oregon, to act as our registrar and transfer agent.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Baker & Hostetler LLP, Los Angeles, California.

EXPERTS

The financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005 included in the prospectus and elsewhere in the registration statement have been included in reliance on the report of Weinberg & Company, P.A., independent registered public accountants, given on such firm’s authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

This prospectus includes statistical data obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Reed’s, Inc. as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Reed’s, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, effective January 1, 2006 the Company adopted Statement of Financial Accounting Standard (“SFAS”) 123 (R), “Share-Based Payment” (“SFAS 123(R)”), which requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.

/s/ WEINBERG & COMPANY, P.A.

Weinberg & Company, P.A.
Los Angeles, California
March 13, 2007

REED’S, INC.

BALANCE SHEETS

	June 30, 2007	December 31,
	(unaudited)	2006
ASSETS
CURRENT ASSETS

Cash	$7,178,413	$1,638,917
Restricted cash	1,590,929	1,580,456
Inventory	1,970,957	1,511,230
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $188,000 at June 30, 2007 and $173,253 at December 31, 2006	1,365,559	1,183,763
Other receivables	143,388	24,811
Prepaid expenses	133,299	164,462
Total Current Assets	12,382,545	6,103,639

Property and equipment, net of accumulated depreciation of $744,785 at June 30, 2007 and $663,251 at December 31, 2006	2,124,260	1,795,163

OTHER ASSETS
Brand names	800,201	800,201
Other intangibles, net of accumulated amortization of $4,840 at June 30, 2007 and $4,467 at December 31, 2006	13,774	14,146
Total Other Assets	813,975	814,347

TOTAL ASSETS	$15,320,780	$8,713,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,421,222	$1,695,014
Lines of credit	1,523,438	1,355,526
Current portion of long term debt	43,936	71,860
Accrued interest	8,703	27,998
Accrued expenses	76,754	118,301
Total Current Liabilities	3,074,053	3,268,699

Long term debt, less current portion	830,205	821,362
Total Liabilities	3,904,258	4,090,061
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $10 par value, 500,000 shares authorized, 55,540 shares outstanding at June 30, 2007 and 58,940 shares at December 31, 2006	555,402	589,402
Common stock, $.0001 par value, 11,500,000 shares authorized, 8,701,045 shares issued and outstanding at June 30, 2007 and 7,143,185 at December 31, 2006	870	714
Additional paid in capital	17,571,155	9,535,114
Accumulated deficit	(6,710,905)	(5,502,142)
Total stockholders’ equity	11,416,522	4,623,088
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,320,780	$8,713,149

The accompanying notes are an integral part of these financial statements.

REED’S, INC.

STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
SALES	$6,485,050	$5,137,089	$10,484,353	$9,470,285
COST OF SALES	5,265,000	4,278,741	8,426,774	7,745,499
GROSS PROFIT	1,220,050	858,348	2,057,579	1,724,786

OPERATING EXPENSES
Selling	1,442,269	600,619	1,352,313	1,124,705
General & Administrative	899,491	1,016,210	2,508,856	992,322
Provision for amounts due from director	—	—	3,000	124,210
Total Operating Expenses	2,341,760	1,616,829	3,864,169	2,241,237
LOSS FROM OPERATIONS	(1,121,710)	(758,481)	(1,806,590)	(516,451)

OTHER INCOME (EXPENSE)
Interest Income	52,600	—	7,773	—
Interest Expense	(111,883)	(198,354)	(414,792)	(309,504)
Total Other Income (Expense)	(59,283)	(198,354)	(407,019)	(309,504)

NET LOSS	(1,180,993)	(956,835)	(2,213,609)	(825,955)
Preferred stock dividend	(27,770)	(29,470)	(29,470)	(29,470)
Net Loss Attributable to Common Stockholders	$(1,208,763)	$(986,305)	$(2,243,079)	$(855,425)
Net Loss Per Share Available to Common Stockholders — Basic and Fully Diluted	$(.17)	$(.19)	$(0.41)	$(0.18)
WEIGHTED AVERAGE SHARES OUTSTANDING, Basic and Fully Diluted	7,274,201	5,239,913	5,522,753	4,885,151

The accompanying notes are an integral part of these financial statements.

REED’S, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2006 and 2005,
and the Six Months Ended June 30, 2007 (Unaudited)

	Common Stock		Common Stock to be	Additional Paid In	Preferred Stock		Accumulated
	Shares	Amount	Issued	Capital	Shares	Amount	Deficit	Total
Balance, January 1, 2005	4,726,091	$472	$—	$2,783,464	58,940	$589,402	$(2,403,638)	$969,700
Exercise of warrants	262,500	26	—	5,224	—	—	—	5,250
Preferred Stock Dividend	—	—	29,470	—	—	—	(29,470)	—
Common stock issued for cash	53,606	5	—	196,570	—	—	—	196,575
Deferred stock offering costs charged to additional paid in capital	—	—	—	(196,575)	—	—	—	(196,575)
Net loss for year ended December 31, 2005	—	—	—	—	—	—	(825,955)	(825,955)
Balance, December 31, 2005	5,042,197	503	29,470	2,788,683	58,940	589,402	(3,259,063)	148,995

Preferred Stock Dividend	7,373	1	—	29,469	—	—	(29,470)	—
Common stock issued in connection with the June 30, 2005 preferred stock dividend	7,362	1	(29,470)	29,469	—	—	—	—
Common stock issued upon debt conversion	140,859	14	—	285,430	—	—	—	285,444
Common stock issued for cash, net of offering costs	1,945,394	195	—	6,396,255	—	—	—	6,396,450
Fair value of options issued to employees	—	—	—	5,808	—	—	—	5,808
Net loss for the year ended December 31, 2006	—	—	—	—	—	—	(2,213,609)	(2,213,609)
Balance, December 31, 2006	7,143,185	714	—	9,535,114	58,940	589,402	(5,502,142)	4,623,088
Fair value of common stock issued for services	440	—	—	3,783	—	—	—	3,783
Preferred stock dividend	3,820	1	—	27,769	—	—	(27,770)	—
Preferred stock conversion	13,600	1	—	33,999	(3,400)	(34,000)	—	—
Exercise of warrants	40,000	4	—	104,996	—	—	—	105,000
Common stock issued for cash, net of offering costs	1,500,000	150	—	7,862,074	—	—	—	7,862,224
Public offering expenses	—	—	—	(45,000)	—	—	—	(45,000)
Fair value of options issued to employees	—	—	—	48,420	—	—	—	48,420
Net loss for the six months ended June 30, 2007	—	—	—	—	—	—	(1,180,993)	(1,180,993)
Balance, June 30, 2007 (Unaudited)	8,701,045	$870	$—	$17,571,155	55,540	$555,402	$(6,710,905)	$11,416,522

The accompanying notes are an integral part of these financial statements.

REED’S, INC.

STATEMENTS OF CASH FLOWS

	For The Six Months Ended June 30,		For The Year Ended December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,180,993)	$(956,835)	$(2,213,609)	$(825,955)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense from stock issuance	3,783	—	—	—
Fair value of stock options issued to employees	48,420	—	5,808	—
Depreciation and amortization	81,907	58,684	155,860	118,517
Provision for amounts due from director	—	—	3,000	124,210
(Increase) decrease in operating assets and increase (decrease) in operating liabilities:
Accounts receivable	(181,796)	(447,578)	(648,857)	262,708
Inventory	(459,727)	(67,800)	(303,211)	93,006
Prepaid expenses	31,163	(32,032)	(90,183)	(68,627)
Other receivables	(118,576)	4,296	(17,248)	(7,400)
Accounts payable	(273,792)	736,612	50,523	232,367
Accrued expenses	(41,547)	21,565	64,097	2,655
Accrued interest	(19,296)	17,951	(9,507)	25,909
Net cash used in operating activities	(2,110,454)	(665,137)	(3,003,327)	(42,610)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(410,631)	(36,969)	(64,924)	(181,654)
Due from director	—	—	—	(33,013)
Increase in restricted cash	(10,473)	—	(1,580,456)	—
Net cash used in investing activities	(421,104)	(36,969)	(1,645,380)	(214,667)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received from warrants exercise	105,000	—	—	—
Proceeds received from borrowings on long debt	163,276	—	—	295,900
Principal payments on long debt	(182,356)	(53,870)	(327,734)	(263,815)
Proceeds received on sale of common stock	9,000,000	1,002,779	7,004,611	196,575
Payments for stock offering costs	(1,182,777)	(237,287)	(251,924)	(332,858)
Net borrowings on lines of credit	167,911	17,508	1,081,140	367,731
Repayment of previous line of credit	—	—	(1,171,567)	—
Payments on debt to related parties	—	—	(74,646)	(21,000)
Net cash provided by financing activities	8,071,054	729,130	6,259,880	242,533
NET INCREASE (DECREASE) IN CASH	5,539,496	27,024	1,611,173	(14,744)
CASH — Beginning of period	1,638,917	27,744	27,744	42,488
CASH — End of period	$7,178,413	$54,768	$1,638,917	$27,744
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$131,176	$180,403	$424,298	$283,595
Taxes	$—	$—	$—	$—
Non cash Investing and Financing Activities
Long term debt converted to common stock	$—	$—	$9,000	$—
Related party debt converted to common stock	$—	$—	$177,710	$—
Accrued interest converted to common stock	$—	$—	$98,734	$—
Common stock issued in settlement of accrued interest on related party debt upon exercise of warrants	$—	$—	$—	$5,250
Conversion of a line of credit to a term loan	$—	$—	$—	$50,000
Deferred stock offering costs charged to paid in capital	$—	$356,238	$608,161	$196,575
Preferred stock converted to common stock	$34,000	$—	$—	$—
Common stock issued in settlement of preferred stock dividend	$27,770	$29,470	$29,470	$29,740
Common stock to be issued in settlement of preferred stock dividend	$—	$29,470	$—	$—

The accompanying notes are an integral part of these financial statements

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(1)	Operations and Summary of Significant Accounting Policies

A)	Nature of Operations

Reed’s, Inc. (the “Company”) was organized under the laws of the state of Florida in January 1991. In 2001, the Company changed its name from Original Beverage Corporation to Reed’s, Inc. and changed its state of incorporation from Florida to Delaware. The Company is engaged primarily in the business of developing, manufacturing and marketing natural non-alcoholic beverages, as well as candies and ice creams. The Company currently offers 18 beverages, three candies, and three ice creams.

The Company sells its products primarily in upscale gourmet and natural food stores and supermarket chains in the United States and, to a lesser degree, in Canada.

The accompanying interim financial statements for the six months ended June 30, 2007 and 2006 are unaudited, but in the opinion of management of Reeds, Inc., contain all adjustments, which include normal recurring adjustments necessary to present fairly the financial position at June 30, 2007 and the results of operations and cash flows for the six months ended June 30, 2007 and 2006.

The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2007.

B)	Cash and Cash Equivalents

Cash and cash equivalents include unrestricted deposits and short-term investments with an original maturity of three months or less.

C)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

D)	Accounts Receivable

The Company evaluates the collectibility of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(1)	Operations and Summary of Significant Accounting Policies—(continued)

The allowance for doubtful accounts and returns and discounts is established through a provision for returns and discounts charged against sales. Receivables are charged off against the allowance when payments are received or products returned. The allowance for doubtful accounts and returns and discounts as of December 31, 2006 and June 30, 2007 was $173,253 and $188,000 (Unaudited), respectively.

E)	Property and Equipment and Related Depreciation

Property and equipment is stated at cost. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets as follows:

Property and Equipment Type	Years of Depreciation

Building	39 years
Machinery and equipment	5-12 years
Vehicles	5 years
Office equipment	5-7 years

Management regularly reviews property, equipment and other long-lived assets for possible impairment. This review occurs quarterly, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Management believes that the accounting estimate related to impairment of its property and equipment is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

F)	Intangible Assets

The Company records intangible assets in accordance with Statement of Financial Accounting Standard (SFAS) Number 142, “Goodwill and Other Intangible Assets.” Goodwill and other intangible assets deemed to have indefinite lives are not subject to annual amortization. The Company reviews, at least quarterly, its investment in brand names and other intangible assets for impairment and if impairment is deemed to have occured the impairment is charged to expense. Intangible assets which have finite lives are amortized on a straight line basis over their remaining useful life; they are also subject to annual impairment reviews. See Note 5.

Management applies the impairment tests contained in SFAS No. 142 to determine if an impairment has occurred. Accordingly, management compares the carrying value of the asset to its fair value in determining the amount of the impairment. No impairments were identified for the years ended December 31, 2006 and 2005 or for the six months ended June 30, 2007 and 2006 (Unaudited).

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(1)	Operations and Summary of Significant Accounting Policies—(continued)

Management believes that the accounting estimate related to impairment of its intangible assets is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

G)	Concentrations

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company may be exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions. The Company had cash balances in excess of the $100,000 guarantee during the year ended December 31, 2006 and the six months ended June 30, 2007 (Unaudited).

During the years ended December 31, 2006 and 2005 the Company had two customers, which accounted for approximately 39% and 17% and 39% and 15% of sales, respectively. During the six months ended June 30, 2007 and 2006 (Unaudited), those two customers accounted for approximately 36% and 15% and 46% and 18%, of sales, respectively. No other customer accounted for more than 10% of sales in either year or six month period. As of December 31, 2006, the Company had approximately $264,000 and $135,000, respectively, of accounts receivable due from these customers. As of June 30, 2007, the Company had approximately $498,000 (Unaudited) and $187,000 (Unaudited), respectively, of accounts receivable from those customers.

The Company currently relies on a single contract packer for a majority of its production and bottling of beverage products. The Company has different packers for their non-beverage products. Although there are other packers and the Company is in the process of outfitting their own brewery and bottling plant, a change in packers may cause a delay in the production process, which could ultimately affect operating results.

H)	Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments including cash, restricted cash, accounts and other receivables, accounts payable, accrued interest and accrued expenses approximate their fair value as of December 31, 2006 and June 30, 2007 (Unaudited) due to their short maturities. The carrying amount of lines of credit and long term debt approximate fair value because the related effective interest rates on these instruments approximate the rates currently available to the Company.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(1)	Operations and Summary of Significant Accounting Policies—(continued)

I)	Cost of sales

The Company, with one exception, classifies shipping and handling costs of the sale of its products as a component of cost of sales. The one exception regards shipping and handling costs associated with local sales and local distribution. Since these activities are integrated, those costs are combined and are included as selling expenses. For the years ended December 31, 2006 and 2005 those costs were approximately $179,000 and $88,000, respectively.

For the six months ended June 30, 2007 and 2006 those costs approximated $120,000 (Unaudited) and $83,000 (Unaudited), respectively.

In addition, the Company classifies purchasing and receiving costs, inspection costs, warehousing costs, freight costs, internal transfer costs and other costs associated with product distribution as costs of sales. Certain of these costs become a component of the inventory cost and are expensed to costs of sales when the product to which the cost has been allocated is sold.

Expenses not related to the production of our products are classified as operating expenses.

J)	Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets. If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on the Company’s judgment. If the Company subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

K)	Deferred Stock Offering Costs

The Company capitalized costs incurred related to its initial public offering and future issuance of common stock until such time as the stock was issued. These costs included attorney’s fees, accountant’s fees, SEC filing fees, state filing fees, and other specific incremental costs directly related to the initial public offering and related issuance of common stock. As proceeds were received from the offering, the deferred offering costs were charged to additional paid in capital. At December 31, 2006, the initial public offering had been completed. Accordingly, at December 31, 2006 and June 30, 2007 (Unaudited) no deferred offering costs remained. During the years ended December 31, 2006 and 2005, $608,161 and $196,575, respectively, of deferred offering costs were charged to additional paid in capital. During the six months ended June 30, 2007 and 2006, $0 (Unaudited) and $356,238 (Unaudited), respectively, of deferred offering costs were charged to additional paid in capital.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(1)	Operations and Summary of Significant Accounting Policies—(continued)

L)	Stock -Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards 123R, “Share-Based Payment” (“SFAS 123R”). This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption and all previously granted awards not yet vested as of the date of adoption. Prior periods have not been restated.

Accordingly, the Company recognizes compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. Since the Company did not have any unvested awards as of December 31, 2005, no recognition of previously calculated fair values was required.

Prior to the January 1, 2006 adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations.

Accordingly, no compensation expense had been recognized for stock options since all options granted had an exercise price equal to the market price on the date of grant. As permitted by SFAS 123, “Accounting for Stock-Based Compensation,” stock -based compensation was included as a pro forma disclosure in the notes to the financial statements.

For the year ended December 31, 2005, 218,500 options were issued that immediately vested. The pro forma disclosure related to the issuance and vesting of these options is as follows:

Net loss as reported	$(825,955)
Stock based compensation	(530,955)

Pro forma loss	$(1,356,910)

Primary and fully diluted loss per share, as reported	$(0.18)
Proforma fully and diluted loss per share	$(0.28)

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(1)	Operations and Summary of Significant Accounting Policies—(continued)

The assumptions used in calculating the fair value of the options granted during 2005, using the Black-Scholes option pricing model, were: risk free interest rate, 4.05%, expected life, 5 years, expected volatility, 70%, and no expected dividends.

M)	Revenue Recognition

Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the receivable is reasonably assured. A product is not shipped without an order from the customer and credit acceptance procedures performed. The allowance for returns is regularly reviewed and adjusted by management based on historical trends of returned items. Amounts paid by customers for shipping and handling costs are included in sales.

N)	Net Loss Per Share

Loss per share calculations are made in accordance with SFAS No. 128, “Earnings Per Share.” Basic loss per share is calculated by dividing net loss by weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus the dilutive effect of outstanding common stock warrants and convertible debentures.

For the years ended December 31, 2006 and 2005 and for the six months ended June 30, 2007 and 2006 (Unaudited) the calculations of basic and diluted loss per share are the same because potential dilutive securities would have an anti-dilutive effect.

The potentially dilutive securities consisted of the following as of December 31, 2006 and June 30, 2007 (Unaudited):

	June 30, 2007	December 31, 2006
	(unaudited)
Warrants	1,688,236	813,241
Preferred Stock	222,160	235,760
Options	502,500	363,500
Total	2,412,896	1,412,501

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(1)	Operations and Summary of Significant Accounting Policies—(continued)

O)	Advertising Costs

The Company accounts for advertising production costs by expensing such production costs the first time the related advertising is run.

Advertising costs are expensed as incurred and are included in selling expense in the amount of $51,739 and $90,176 for the years ended December 31, 2006 and 2005, respectively. Advertising costs for the six months ended June 30, 2007 and 2006 were $119,057 (Unaudited) and $33,752 (Unaudited), respectively.

The Company accounts for certain sales incentives, including slotting fees, as a reduction of gross sales, in accordance with Emerging Issues Task Force on Issue 01-9 “Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products.” These sales incentives for the years ended December 31, 2006 and 2005 approximated $697,000 and $292,000, respectively. The sales incentives for the six months ended June 30, 2007 and 2006 approximated $556,000 (Unaudited) and $302,000 (Unaudited), respectively.

P)	Reporting Segment of the Company

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131) requires certain disclosures of operating segments, as defined in SFAS No. 131. Management has determined that the Company has only one operating segment and therefore is not required to disclose operating segment information. The Company does not account for the net sales of its various products separately, and the disclosure required by SFAS No. 131 of product revenue is not presented because it would be impracticable to do so.

Q)	Comprehensive Income

A statement of comprehensive income is not presented in our financial statements since we did not have any of the items of other comprehensive income in any period presented.

R)	Adoption of New Accounting Policy

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”) —an interpretation of FASB Statement No. 109, Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of June 30, 2007, the Company does not have a liability for unrecognized tax benefits.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(1)	Operations and Summary of Significant Accounting Policies—(continued)

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for five years after 2002. During the periods open to examination, the Company has net operating loss and tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of June 30, 2007, the Company has no accrued interest or penalties related to uncertain tax positions.

S)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (“SFAS No. 157”), which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The adoption of this SFAS has not had a material change on the Company’s results of operations, financial position, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for years beginning after November 15, 2007. Management believes the adoption will not have a material impact on the Company’s results of operations, financial position or cash flow.

(2)	Restricted Cash

The Company’s restricted cash is securing the Company’s $1,500,000 line of credit, see Note 6. As of December 31, 2006 and June 30, 2007, the restricted cash securing this line of credit was $1,580,456 and $1,590,929 (Unaudited), respectively. $1,575,000 of this amount cannot be withdrawn during the term of the line of credit. Any excess over $1,575,000 can be withdrawn, with the bank’s permission. The line of credit expires in June 2008.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(3)	Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market, and is comprised of the following as of December 31, 2006 and June 30, 2007 (Unaudited):

	June 30, 2007	December 31, 2006
	(unaudited)

Raw Materials	$757,787	$593,458
Finished Goods	1,213,170	917,772
	$1,970,957	$1,511,230

(4)	Fixed Assets

Fixed assets are comprised of the following as of December 31, 2006 and June 30, 2007 (Unaudited):

	June 30, 2007	December 31, 2006
	(unaudited)

Land	$409,546	$409,546
Building	943,594	924,042
Vehicles	309,010	243,844
Machinery and equipment	985,505	757,511
Office equipment	221,390	123,471
	2,869,045	2,458,414
Accumulated depreciation	(744,785)	(663,251)
	$2,124,260	$1,795,163

Depreciation expense for the years ended December 31, 2006 and 2005 was $155,116 and $117,773, respectively. Depreciation expense for the six months ended June 30, 2007 and 2006 was $81,534 (Unaudited) and $58,312 (Unaudited), respectively.

(5)	Intangible Assets

Brand Names

Brand Names consist of two (2) trademarks for natural beverages which the Company acquired in previous years. As long as the Company continues to renew its trademarks, these intangible assets will have an indefinite life.

Accordingly, they are not subject to amortization. The Company determines fair value for Brand Names by reviewing the net sales of the associated beverage and applying industry multiples for which similar beverages are sold. As of June 30, 2007 (Unaudited) and December 31, 2006, carrying amounts for Brand Names were $800,201.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(5)	Intangible Assets—(continued)

Other Intangible Assets

Other Intangible Assets as of December 31, 2006 consist of:

Asset	Gross Amount	Accumulated Amortization	Current Year Amortization	Useful Life

Building Loan Fees	$18,614	$4,467	$745	300 months

Other Intangible Assets as of June 30, 2007 (Unaudited) consist of:

Asset	Gross Amount	Accumulated Amortization	Current Period Amortization	Useful Life

Building Loan Fees	$18,614	$4,840	$372	300 months

The estimated aggregate amortization as of December 31, 2006 for each of the next five years is:

Year	Amount

Remainder of 2007	$373
2008	745
2009	745
2010	745
2011	745

(6)	Lines of Credit

The Company had outstanding borrowings of $1,523,438 (Unaudited) and $1,355,526 as of June 30, 2007 and December 31, 2006, respectively, under the following line of credit agreements:

The Company has an unsecured $50,000 line of credit with a bank. Interest is payable monthly at the prime rate, as published in the Wall Street Journal, plus 1.5% per annum. The Company’s outstanding balance was $23,662 (Unaudited) and $24,750 at June 30, 2007 and December 31, 2006, respectively. The interest rate in effect at December 31, 2006 was 9.75%. The line of credit expires in December 2009.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(6)	Lines of Credit—(continued)

The Company has a line of credit with Merrill Lynch, of which the Company had approximately $701,000 of availability at December 31, 2006 and June 30, 2007 (Unaudited). No amounts were outstanding on this line as of June 30, 2007 (Unaudited) or as of December 31, 2006. The loan was co-signed by Robert T. Reed, Jr., the Company’s Vice President and National Sales Manager — Mainstream and a brother of the Company’s founder and CEO, Christopher J. Reed. Robert Reed also pledged his personal stock account on deposit with Merrill Lynch as collateral. The line of credit bears interest at a rate of rate of 3.785% per annum plus LIBOR (9.10% as of December 31, 2006). In consideration for Mr. Reed’s pledging his stock account at Merrill Lynch as collateral, the Company pays Mr. Reed 5% per annum of the amount the Company borrows from Merrill Lynch as a loan fee. During the years ended December 31, 2006 and 2005, the Company paid Mr. Reed $28,125 and $15,250, respectively, under this agreement. During the six months ended June 30, 2007 and 2006 the interest paid to Mr. Reed was $ -0-(Unaudited) and $10,625 (Unaudited), respectively.

The Company has a line of credit with a bank. This line of credit allows the Company to borrow a maximum amount of $1,500,000. As of June 30, 2007 and December 31, 2006, the amount borrowed on this line of credit was $1,499,776 (Unaudited) and $1,330,776. The interest rate on this line of credit is Prime, which was 8.25% at December 31, 2006. The line of credit expires in June 2008. This revolving line of credit is secured by all Company assets, except real estate. In addition, the Company has assigned a security interest in a deposit account at the bank. The amount of the deposit and the security interest is $1,575,000 and may be offset by the bank against any balance on the line of credit. The deposit cannot be withdrawn during the term of the line of credit. The Company may terminate the line of credit arrangement at any time, without penalty. As of June 30, 2007 and December 31, 2006, the Company had approximately $224 (Unaudited) and $169,000 of availability on this line of credit. During the term of this line of credit, the Company is required to have a minimum stockholders’ equity balance of $1,500,000.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(7)	Long-term Debt

Long-term debt consists of the following:
	June 30, 2007	December 31, 2006
	(unaudited)
Note payable to SBA in the original amount of $748,000 with interest at the Wall Street Journal prime rate plus 1% per annum, adjusted monthly with no cap or floor. The combined monthly principal and interest payments are $6,062, subject to annual adjustments. The interest rate in effect at December 31, 2006 was 9.25%. The note is secured by land and building and guaranteed by the majority stockholder. The note matures November 2025.	$657,312	$662,349
Notes payable, unsecured, with interest at 10% per annum. Principal and accrued interest are payable in full at the end of the note term. This note was issued with warrants, exercisable at issuance. The warrants have an exercise price of $3 and a term of 5 years. The note is payable on demand.	—	30,000
Building improvement loan with a maximum draw of $168,000. The interest rate is at the Wall Street Journal prime rate plus 1%, adjusted monthly with no cap or floor. The combined monthly principal and interest payments are $1,175; subject to annual adjustments. The rate in effect at December 31, 2006 was 9.25% per annum. The note is secured by land and building and guaranteed by the majority stockholder and matures November 2025.	137,914	139,542
Note payable to a bank, unsecured, interest rate is prime plus 3.25%. The interest rate in effect at December 31, 2006 was 11.5%. The note matures in December 2009.	33,063	38,634
Notes payable to GMAC, secured by automobiles, payable in monthly installments of $758 including interest at 0.0%, with maturity in 2008.	4,559	9,108
Notes payable to Chrysler Financial Corp., secured by automobiles, payable in monthly installments of $658, including interest at 1.9% per annum, with maturity in 2008.	9,758	13,589
Note payable to a bank, secured by a vehicle, payable in monthly installments of $352 including interest at 9.4% per annum, with maturity in 2012	15,856	—
Note payable to a bank, secured by a vehicle, payable in monthly installments of $298 including interest at 8.85% per annum, with maturity in 2013	15,679	—
Total	874,141	893,222
Less current portion	43,936	71,860
	$830,205	$821,362

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(7)	Long-term Debt—(continued)

The aggregate maturities of long-term debt for each of the next five years and thereafter are as follows as of December 31, 2006:

Year	Amount
2007	$71,860
2008	31,827
2009	25,496
2010	20,750
2011	14,651
Thereafter	728,638
Total	$893,222

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(8)	Stockholders’ Equity

Preferred Stock

Preferred stock consists of 500,000 shares authorized to Series A, $10.00 par value, 5% non-cumulative, participating, preferred stock. As of June 30, 2007 (Unaudited) and December 31, 2006, there were 55,540 shares and 58,940 shares, respectively issued and outstanding, with a liquidation preference of $10.00.

These preferred shares have a 5% pro-rata annual non-cumulative dividend. The dividend can be paid in cash or, in the sole and absolute discretion of our board of directors, in shares of common stock based on its then fair market value. We cannot declare or pay any dividend on shares of our securities ranking junior to the preferred stock until the holders of our preferred stock have received the full non-cumulative dividend to which they are entitled. In addition, the holders of our preferred stock are entitled to receive pro rata distributions of dividends on an “as converted” basis with the holders of our common stock.

In the event of any liquidation, dissolution or winding up of the Company, or if there is a change of control event, then, subject to the rights of the holders of our more senior securities, if any, the holders of our Series A preferred stock are entitled to receive, prior to the holders of any of our junior securities, $10.00 per share plus all accrued and unpaid dividends. Thereafter, all remaining assets shall be distributed pro rata among all of our security holders.

At any time after June 30, 2007, we have the right, but not the obligation, to redeem all or any portion of the Series A preferred stock by paying the holders thereof the sum of the original purchase price per share, which was $10.00, plus all accrued and unpaid dividends.

The Series A preferred stock may be converted, at the option of the holder, at any time after issuance and prior to the date such stock is redeemed, into four shares of common stock, subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalization, reclassification and similar transactions. We are obligated to reserve out of our authorized but unissued shares of common stock a sufficient number of such shares to effect the conversion of all outstanding shares of Series A preferred stock.

Except as provided by law, the holders of our Series A preferred stock do not have the right to vote on any matters, including, without limitation, the election of directors. However, so long as any shares of Series A preferred stock are outstanding, we shall not, without first obtaining the approval of at least a majority of the holders of the Series A preferred stock authorize or issue any equity security having a preference over the Series A preferred stock with respect to dividends, liquidation, redemption or voting, including any other security convertible into or exercisable for any equity security other than any senior preferred stock.

During the year ended December 31, 2005, the Company accrued a $29,470 dividend payable to the preferred stockholders, which management elected to pay in shares of common stock. This dividend was paid during fiscal 2006.

In June 2006, the Company issued 7,373 shares of common stock valued at $29,470 to its preferred stockholders as payment for a preferred stock dividend in accordance with the terms of the preferred stock agreement.

In June 2007, the Company issued 3,820 shares of commons stock valued at $27,770 to its preferred stockholders as a payment for a preferred stock dividend in accordance with the terms of the preferred stock agreement.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(8)	Stockholders’ Equity — (continued)

Common Stock

Common stock consists of $.0001 par value, 11,500,000 shares authorized. As of June 30, 2007 and December 31, 2006, there were 8,701,045 (Unaudited) and 7,143,185 shares issued and outstanding.

During 2006, the Company completed a public offering of its stock. The Company sold a total of 2,000,000 shares of common stock at $4.00 per share. The offering spanned 2005 and 2006. The Company received proceeds after commission of approximately $7,200,000 in the aggregate, of which approximately $7,005,000 was received in 2006 ($6,396,450 after offering expenses). In addition, the Company granted warrants to purchase 200,000 shares of common stock to the underwriters. These warrants have an exercise price of $6.60, see Note 9.

In November 2006, the Company issued 9,315 shares of common stock as a result of a former noteholder who converted his note and accrued interest, in the amount of $22,355, to common stock in accordance with the original note terms. During 2006, the Company converted related party debt and associated accrued interest, in the amount of $263,089, to common stock, see Note 12. The total shares issued were 140,859 at a total value of $285,444.

During the six months ended June 30, 2007, the Company incurred and paid $45,000 (Unaudited) of offering expenses related to its initial public offering. These expenses were charged to additional paid in capital, as the initial public offering had been completed by June 30, 2007.

From May 25, 2007 through June 15, 2007, the Company completed a private placement to accredited investors only, on subscriptions for the sale of 1,500,000 shares of common stock and warrants to purchase up to 749,995 shares of common stock, resulting in an aggregate of $9,000,000 of gross proceeds to the Company. The Company sold the shares at a purchase price of $6.00 per share. The warrants issued in the private placement have a five-year term and an exercise price of $7.50 per share. We paid cash commissions of $900,000 to the placement agent for the private placement and issued warrants to the placement agent to purchase up to 150,000 shares of common stock with an exercise price of $6.60 per share. We also issued additional warrants to purchase up to 15,000 shares of common stock with an exercise price of $6.60 per share and paid an additional $60,000 in cash to the placement agent as an investment banking fee. Total proceeds received, net of underwriting commissions and the investment banking fee and excluding other expenses of the private placement, was $8,040,000.

From April 1, 2007 through June 30, 2007, the following additional activity occurred with respect to our stockholders’ equity: 40,000 shares of common stock were issued from the exercise of 40,000 warrants and the Company received $105,000; 3,400 shares of preferred stock were converted into 13,600 shares of common stock in accordance with the conversion privileges of certain preferred stockholders; and 440 shares of common stock were issued to employees as a bonus.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(9)	Stock Options and Warrants

A)	Stock Options

In 2001, the Company adopted the Original Beverage Corporation 2001 Stock Option Plan. The options shall be granted from time to time by the Compensation Committee. Individuals eligible to receive options include employees of the Company, consultants to the Company and directors of the Company. The options shall have a fixed price, which will not be less than 100% of the fair market value per share on the grant date. The total number of options authorized is 500,000.

During the year ended December 31, 2006 and the six months ended June 30, 2007 (Unaudited), the Company issued 85,000 options and 139,000 options, respectively, to purchase the Company’s common stock to employees under the 2001 stock option plan. The aggregate value of the options vesting during the year ended December 31, 2006 and the six months ended June 30, 2007 (Unaudited) was $5,808 and $48,420, respectively, and has been reflected as compensation cost. As of December 31, 2006 and June 30, 2007 (Unaudited), the aggregate value of the unvested options of 85,000 and 224,000, respectively, was $203,292 and $576,000, respectively, which will be amortized as compensation cost as the options vest, over 3 years.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on the volatilities of public entities which are in the same industry as the Company. For purposes of determining the expected life of the option, the full contract life of the option is used. The risk-free rate for periods within the contractual life of the options is based on the U. S. Treasury yield in effect at the time of the grant.

The weighted-average grant date fair value of options granted during the year ended December 31, 2006 and 2005 was $2.46 and $2.44, respectively. The weighted-average grant date fair value of options granted during the six months ended June 30, 2007 (Unaudited) was $3.65.

	Six months ended June 30, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Expected volatility	70%	70%	70%
Weighted average volatility	70%	70%	70%
Expected dividends	—	—	—
Expected term (in years)	5	5	5
Risk free rate	4.83%	4.49%	4.05%

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(9)	Stock Options and Warrants — (continued)

A summary of option activity as of December 31, 2006 and changes during the year then ended and as of June 30, 2007 (Unaudited) and for the six months then ended is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	291,000	$3.80
Granted	85,000	$4.00
Exercised	—
Forfeited or expired	(12,500)	$4.00
Outstanding at December 31, 2006	363,500	$3.84	3.8	$92,500
Granted	139,000	$5.90
Exercised	—
Forfeited or expired	—
Outstanding at June 30, 2007	502,500	$4.41	3.71	$1,441,225

Exercisable at December 31, 2006	278,500	$3.79	3.5	$92,500
Exercisable at June 30, 2007	278,500	$3.79	3.01	$962,625

The aggregate intrinsic value was calculated as the difference between the market price and the exercise price of the Company’s stock for options which were in-the-money. As of December 31, 2006, 55,000 vested options were in-the-money. As of June 30, 2007 (Unaudited), the number of options outstanding and exercisable that were in-the-money was 452,500 and 278,500, respectively.

A summary of the status of the Company’s nonvested shares granted under the Company’s stock option plan as of December 31, 2006 and changes during the year then ended and as of June 30, 2007 (Unaudited) and for the six months then ended is presented below:

		Weighted-Ave Grant
Nonvested shares	Shares	Date Fair Value
Nonvested at January 1, 2006	85,000	$2.46
Granted	—
Vested	—
Forfeited	—
Nonvested at December 31, 2006	85,000	$2.46
Granted	139,000	$3.65
Vested	—
Forfeited	—
Nonvested at June 30, 2007	224,000	$3.20

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(9)	Stock Options and Warrants — (continued)

B)	Warrants

During the year ended December 31, 2006, the Company granted 200,000 warrants in relation to an underwriting agreement (see Note 8) valued at $406,000. During the six months ended June 30, 2007 (Unaudited), the Company granted 914,995 warrants in connection with its private placement of common stock, (see Note 8) valued at $3,901,779. Since the warrants issued in 2006 and through the six months ended June 30, 2007 related to the sale of common stock the value of the warrants were both charged and credited to Additional Paid In Capital, resulting in no change in the balance of the account. No warrants were granted in 2005.

The fair value of each warrant is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on the volatilities of public entities which are in the same industry as the Company. For purposes of determining the expected life of the option, the full contract life of the option is used. The risk-free rate for periods within the contractual life of the options is based on the U. S. Treasury yield in effect at the time of the grant.

	Six months ended June 30, 2007	Year ended December 31, 2006
Expected volatility	70%	70%
Weighted average volatility	70%	70%
Expected dividends	—	—
Expected term (in years)	5	5
Risk free rate	5.10%	4.45%

The weighted-average grant date fair value of the warrants granted during the year ended December 31, 2006 and for the six months ended June 30, 2007 (Unaudited) was $2.03 and $4.26, respectivley.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006(Unaudited)

(9)	Stock Options and Warrants — (continued)

A summary of warrant activity as of December 31, 2006 and changes during the year then ended and as of June 30, 2007 (Unaudited) and for the six months then ended is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	613,241	$2.81
Granted	200,000	$6.60
Exercised	—
Forfeited or expired	—
Outstanding at December 31, 2006	813,241	$3.74	3.0	$731,617
Granted	914,995	$7.34
Exercised	(40,000)	$2.63
Forfeited or expired	—
Outstanding at June 30, 2007	1,688,236	$5.72	3.81	$2,776,900

Exercisable at December 31, 2006	613,241	$2.80	2.4	$731,617
Exercisable at June 30, 2007	1,448,236	$5.60	3.74	$2,646,900

The aggregate intrinsic value was calculated as the difference between the market price and the exercise price of the Company’s stock for warrants which were in-the-money. As of December 31, 2006, the number of warrants outstanding and exercisable that were in-the-money was 613,241. As of June 30, 2007 (Unaudited), the number of warrants outstanding and exercisable that were in-the-money was 938,241 and 738,241, respectively.

A summary of the status of the Company’s nonvested shares granted as warrants as of December 31, 2006 and changes during the year then ended and as of June 30, 2007 (Unaudited) and for the six months then ended is presented below:

		Weighted-Ave Grant
Nonvested shares	Shares	Date Fair Value
Nonvested at January 1, 2006	200,000	$2.03
Granted	—
Vested	—
Forfeited	—
Nonvested at December 31, 2006	200,000	$2.03
Granted	914,995	$4.26
Vested	(914,995)	$4.26
Forfeited	—
Nonvested at June 30, 2007	200,000	$2.03

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(10)	Income Taxes

At December 31, 2006, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $4,900,000 for Federal purposes and $2,000,000 for state purposes. The Federal carryforward expires in 2026 and the state carryforward expires in 2011. Given the Company’s history of net operating losses, management has determined that it is more likely than not the Company will not be able to realize the tax benefit of the carryforwards.

Accordingly, the Company has not recognized a deferred tax asset for this benefit. Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize a deferred tax asset at that time.

Significant components of the Company’s deferred income tax assets are as follows:

Deferred income tax asset:	June 30, 2007	December 31, 2006
	(unaudited)

Net operating loss carry forward	$3,054,000	$1,873,000
Valuation allowance	(3,054,000)	(1,873,000)
Net deferred income tax asset	$—	$—

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	Years Ended December 31,
	2006	2005
Tax expense at the U.S. statutory income tax	(34.00)%	(34.00)%
Increase in the valuation allowance	34.00%	34.00%
Effective tax rate	—	—

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(11)	Commitments and Contingencies

Lease Commitments

The Company leases machinery under non-cancelable operating leases. Rental expense for the years ended December 31, 2006 and 2005 was $67,707 and $67,816, respectively. Rental expense for the six months ended June 30, 2007 and 2006 was $34,300 (Unaudited) and $34,492 (Unaudited), respectively.

Future payments under these leases as of December 31, 2006 are as follows:

Year Ending December 31,

Remainder of 2007	$15,216
2008	18,634
2009	12,365
2010	7,496
2011	6,872
Total	$60,583

Legal Proceedings
The Company currently and from time to time is involved in litigation incidental to the conduct of its business. The Company is not currently a party to any lawsuit or proceeding which, in the opinion of its management, is likely to have a material adverse effect on it.

During 2006 and 2005, the Company incurred $21,629 and $30,901, respectively, of legal costs associated with a lawsuit which the Company has won. During the six months ended June 30, 2007 and 2006, the Company incurred $0 (Unaudited) and $14,797 (Unaudited), respectively, of legal costs associated with this lawsuit. The Plaintiff has appealed. The judgment in favor of the Company is to have the Plaintiff reimburse the Company for its legal defense costs. The Company has been successful in the appeals process and will record income from the judgment when the monies are collected.

On January 20, 2006, Consac Industries, Inc. (dba Long Life Teas and Long Life Beverages) filed a lawsuit in the United States District Court for the Central District of California against Reed’s Inc. and Christopher Reed, Case No. CV06-0376. The complaint asserts claims for negligence, breach of contract, breach of warranty, and breach of express indemnity relating to Reed’s, Inc.’s manufacture of approximately 13,000 cases of “Prism Green Tea Soda” for Consac. Consac contends that the Company negligently manufactured the soda resulting in at least one personal injury. Consac sought $2.6 million in damages, plus interest and attorneys fees. In January 2007, the Company settled the lawsuit for $450,000, of which $300,000 was paid by the Company and $150,000 was paid by the Company's insurance. The $300,000 was accrued as of December 31, 2006 and is included in legal costs on the Statement of Operations for the year ended December 31, 2006.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006(Unaudited)

(11)	Commitments and Contingencies — (continued)

From August 3, 2005 through April 7, 2006, the Company issued 333,156 shares of its common stock in connection with its initial public offering. These securities represented all of the shares issued in connection with the initial public offering prior to October 11, 2006. These shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission.

On August 12, 2006, the Company made a rescission offer to all holders of the outstanding shares that it believes are subject to rescission, pursuant to which the Company offered to repurchase these shares then outstanding from the holders. At the expiration of its rescission offer on September 18, 2006, the rescission offer was accepted by 32 of the offerees to the extent of 28,420 shares for an aggregate of $118,711.57, including statutory interest. The shares that were tendered for rescission were agreed to be purchased by others and not from Company funds.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. If any or all of the offerees reject the rescission offer, the Company may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering plus any statutory interest the Company may be required to pay. If it is determined that the Company offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

(12)	Related Party Activity

The Company had notes payable to Robert T. Reed, Sr, the father of the Company’s President. During 2006 these notes payable and the related accrued interest were either converted to common stock or fully repaid. $177,710 of notes payable was converted to 88,855 shares of common stock, in accordance with the original terms of the note. In addition, $85,379 of accrued interest was converted to 42,689 shares of common stock, in accordance with the original terms of the note. $74,648 of notes payable and $25,625 of accrued interest were repaid.

As of December 31, 2005, the Company was owed $124,210 from Peter Sharma, a former director.  For financial reporting purposes, Company Management decided to reserve 100% of this receivable as of December 31, 2005. The collection of the receivable was deemed by management to be impaired. In January 2006, the director, Peter Sharma, resigned from the Board of Directors.

In June 2005, Robert T. Reed, Sr. converted 262,500 of warrants to 262,500 shares of common stock.  In lieu of receiving cash, the Company reduced the amount of accrued interest it owed on debt payable to Robert T Reed, Sr.  The amount of the exercise price and the corresponding reduction in accrued interest was $5,250.

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

AND THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(13)	Subsequent Events (unaudited)

In July 2007, the Company made an unsecured loan of $300,000 to an unaffiliated third party.  The loan requires interest to be paid quarterly, at a rate of 7.5%. The principal is due in full in April 2008.

In August 2007, the Company acquired a property adjacent to its Los Angeles, CA location for approximately $1,730,000. The Company intends to use the facility to store finished goods inventory. No major renovations are expected to be made to the property in order for it to attain its intended use.

In August 2007, 20,000 warrants were exercised at an exercise price of $3.00. Consequently, the Company issued 20,000 of common stock and received $60,000.

Subsequent to June 30, 2007, the Company issued an additional 335,000 options to purchase shares of its common stock to its employees, including 110,000 options under the 2001 Stock Option Plan with an exercise price range of $7.80 to $10.01 per share, and 225,000 options outside of the 2001 Stock Option Plan with an exercise price range of $7.30 to $8.50 per share.

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You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

REED’S, INC.

2,414,995 SHARES

Common Stock

PROSPECTUS

November 9, 2007